Exhibit 2.3

SHARE PURCHASE AGREEMENT
DATED AS OF APRIL 21, 2014
BETWEEN
MAGNUM HUNTER RESOURCES CORPORATION,
AS SELLER,
AND
STEPPE RESOURCES INC.,
AS BUYER

31145227.8	Execution Version

TABLE OF CONTENTS

Article I CERTAIN DEFINITIONS    5
1.1    Certain Defined Terms.    5
1.2    References, Gender and Number.    5
Article II PURCHASE AND SALE OF SHARES; CONSIDERATION AND PAYMENT    5
2.1    Purchase and Sale of the Shares.        5
2.2    Consideration.        5
2.3    Deposit.        6
2.4    Section 116 Withholding.        6
2.5    Payment of Closing Consideration.        7
2.6    Adjustments.        8
2.7    Post Closing Review.        10
Article III REPRESENTATIONS AND WARRANTIES    11
3.1    Representations and Warranties of Seller Regarding the Company and the Subject Assets.        11
3.2    Representations and Warranties of Seller Regarding Seller.    17
3.3    Representations and Warranties of Buyer.    19
Article IV COVENANTS OF SELLER AND BUYER    20
4.1    Conduct of Business.        20
4.2    Certain Restrictions Regarding the Conduct of Business.    21
4.3    Press Releases.        22
4.4    Records.        22
4.5    Further Assurances.        22
4.6    Casualty and Condemnation.        23
4.7    Director and Officer Indemnification and Insurance.    23
4.8    Seller Marks.        23
4.9    Employees.        24
4.10    Office Lease.        25
4.11    Certain Tax Matters.        25
4.12    Company Financial Statements.        25
4.13    Excluded Assets.        26
4.14    ND Pipeline Matters.        26
4.15    BDJ Assignment Agreement.        27

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4.16    Competition Act Approval        27
Article V CLOSING CONDITIONS        29
5.1    Seller's Closing Conditions.        29
5.2    Buyer's Closing Conditions.        29
Article VI CLOSING        30
6.1    Closing.        30
6.2    Seller's Closing Obligations.        30
6.3    Buyer's Closing Obligations.        32
Article VII EFFECT OF CLOSING        32
7.1    Revenues.        32
7.2    Survival.        33
Article VIII LIMITATIONS        33
8.1    Disclaimer of Warranties.        33
8.2    Damages.        34
Article IX ASSUMPTION AND INDEMNIFICATION    34
9.1    Indemnification By Buyer.        34
9.2    Indemnification By Seller.        35
9.3    Subject Litigation Indemnification        35
9.4    Indemnification and Defense Procedures.    36
9.5    Seller's General Liability Limitation.        38
9.6    Exclusive Remedy.        39
Article X TERMINATION; REMEDIES        40
10.1    Termination.        40
10.2    Remedies.        40
Article XI MISCELLANEOUS        42
11.1    Counterparts.        42
11.2    Notices.        42
11.3    Governing Law; Venue; Jurisdiction.        43
11.4    Entire Agreement.        44
11.5    Expenses.        44
11.6    Successors and Assigns.        44
11.7    Amendments and Waivers.        44
11.8    Lawyers' Fees.        44

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11.9    Severability.        44
11.10    Appendix and Schedules.        45
11.11    Interpretation.        45
11.12    Agreement for the Parties' Benefit O    nly.    45
11.13    Time of Essence.        46

APPENDIX
Appendix A            ─     Definitions
SCHEDULES
Schedule A    ─    Subject Assets
Schedule 2.3    ─    Deposit Escrow Agreement
Schedule 2.4(a)    ─    Tax Escrow Agreement
Schedule 2.6(a)(iii)     ─    Bonds or Other Security
Schedule 2.6(b)(ii)(A)     -    List of Third Party Operating Agreements
Schedule 3.1(bb)     ─    Accounts Receivable
Schedule 3.1(f)    ─    Company Actions
Schedule 3.1(g)    ─    Compliance with Laws
Schedule 3.1(h)    ─    Material Contracts
Schedule 3.1(i)    ─    Tax Assessments and/or Reassessments
Schedule 3.1(k)    ─    Proposed Operations or Expenditures
Schedule 3.1(l)    ─    Hedging Agreements
Schedule 3.1(n)    ─    Production Payments
Schedule 3.1(p)    ─    Employees
Schedule 3.1(z)    ─    Insurance
Schedule 3.1(aa)    ─    Bank Accounts
Schedule 3.2(e)    ─    No Conflicts
Schedule 3.2(f)    ─    Seller Consents
Schedule 4.2    ─    Interim Period Operations
Schedule 4.7(c)     ─    Form of Director and Officer Release and Resignation
Schedule 4.9(c)    ─    Retention Bonuses
Schedule 4.12(b)    ─    Rates for Preparation of Company Financial Statements
Schedule 4.13, Part I    ─    Excluded Assets
Schedule 4.13, Part II    ─    General Conveyance
Schedule 4.14, Part I    ─    ND Pipeline Construction, Ownership and Operating Agreement Terms
Schedule 4.14, Part II    ─    Gas Purchase Agreement Terms
Schedule 4.14, Part III    ─    WHC AFEs 63757 and 63009
Schedule B    ─    Certain Permitted Liens

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SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this "Agreement"), dated April 21, 2014 is between MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation ("Seller"), and STEPPE RESOURCES INC., an Alberta corporation ("Buyer"). Seller and Buyer are hereinafter referred to individually as a "Party" and collectively as the "Parties."
WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding common shares (the "Shares") of Williston Hunter Canada, Inc., an Alberta corporation (the "Company"); and
WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the Shares upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
Article I
CERTAIN DEFINITIONS

1.1	Certain Defined Terms.
Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

1.2	References, Gender and Number.
All references in this Agreement to an "Article," or "Section" shall be to an Article or Section of this Agreement, unless the context requires otherwise. Unless the context requires otherwise, the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
ARTICLE II
PURCHASE AND SALE OF SHARES; CONSIDERATION AND PAYMENT

2.1	Purchase and Sale of the Shares.
Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, free and clear of all Liens and Buyer shall purchase from Seller, the Shares.

2.2	Consideration.
The consideration for the sale of the Shares to Buyer shall be Seventy-Five Million Dollars ($75,000,000.00) (the "Base Purchase Price"). The "Adjusted Purchase Price" shall be the Base

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Purchase Price as adjusted by the Net Cash Flow and Working Capital Adjustment as determined pursuant to Section 2.6.

2.3	Deposit.
Contemporaneously with the execution of this Agreement: (i) Buyer, Seller and the Escrow Agent entered into the Deposit Escrow Agreement in the form attached hereto as Schedule 2.3 (the "Deposit Escrow Agreement"); and (ii) Buyer deposited an amount equal to Three Million, Seven-Hundred and Fifty Thousand Dollars ($3,750,000.00), with the Escrow Agent as a deposit hereunder (together with any interest earned thereon while held by the Escrow Agent, the "Cash Deposit"). The Cash Deposit shall be held and distributed by the Escrow Agent in accordance with the terms of this Agreement and the Deposit Escrow Agreement.

2.4	Section 116 Withholding.

(a)
Seller shall use commercially reasonable efforts to, on or before the Closing Date, deliver to Buyer a certificate issued by the Minister of National Revenue (Canada) pursuant to section 116 of the Income Tax Act (a "Section 116 Certificate") in respect of the disposition by Seller of the Shares. In the event that the Section 116 Certificate has not been delivered to Buyer at or before Closing, Buyer shall withhold from the Adjusted Purchase Price payable by Buyer at Closing an amount equal to twenty-five percent (25%) of such amount (the "Withheld Amount"). At Closing, the Buyer, Seller and Escrow Agent shall execute the Tax Escrow Agreement and the Withheld Amount shall be deposited by Buyer with the Escrow Agent pursuant to the terms of the Tax Escrow Agreement. Any interest or other income earned on the Withheld Amount shall accrue to the benefit of Seller and shall be paid in accordance with the terms hereof.

(b)
In this Section 2.4, the "Remittance Date" means the 28th day of the calendar month following the calendar month in which Closing occurs, or such other date as may be mutually agreed to by the parties hereto, provided that if the CRA gives reasonable written acknowledgment in a form that is also reasonably satisfactory to the Buyer prior to the Remittance Date (before any applicable extension) that the application for a Section 116 Certificate is being reviewed by the CRA and no payment is required until demanded by the CRA, the Remittance Date shall be extended to the extent permitted by the CRA.

(c)
If a Section 116 Certificate in respect of the sale of Seller's Shares is not delivered to Buyer, with a copy to the Escrow Agent, before 3:00 p.m. (Calgary time) on the day prior to the Remittance Date, then the Escrow Agent shall remit the Withheld Amount to the CRA in accordance with the requirements of the Income Tax Act and the Tax Escrow Agreement.

(d)
If a Section 116 Certificate in respect of the sale of Seller's Shares is delivered to Buyer, with a copy to the Escrow Agent, before 3:00 p.m. (Calgary time) on the day prior to the Remittance Date and the certificate limit of such Section 116 Certificate is not less than the Adjusted Purchase Price, then the Withheld Amount shall be released to Seller within three (3) Business Days following delivery of the Section 116 Certificate.

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(e)
If a Section 116 Certificate in respect of the sale of Seller's Shares is delivered to Buyer, with a copy to the Escrow Agent, before 3:00 p.m. (Calgary time) on the day prior to the Remittance Date and the certificate limit of such Section 116 Certificate is less than the Adjusted Purchase Price, then the Escrow Agent shall:

(i)	remit to the CRA twenty-five percent (25%) of the amount by which the Adjusted Purchase Price exceeds the certificate limit of such Section 116 Certificate; and

(ii)	release the balance of the Withheld Amount, if any, to Seller within three (3) Business Days following delivery of the Section 116 Certificate.

(f)
If Seller advises the Escrow Agent that the payment of an amount (the "Certificate Release Amount") which is not more than the Withheld Amount would allow the CRA to issue a Section 116 Certificate with a certificate limit at least equal to the Adjusted Purchase Price, the Escrow Agent shall pay the Certificate Release Amount to the CRA from the Withheld Amount and, within three (3) Business Days following the delivery of the relevant Section 116 Certificate to Buyer, with a copy to the Escrow Agent, the balance of the Withheld Amount, if any, shall be released to Seller.

(g)
If following the settlement of the Final Adjustment Statement in accordance with Section 2.7 the Buyer is obligated to make a payment under Section 2.7(c) and a Section 116 Certificate has been delivered in accordance with this Section 2.4, such payment shall be made without withholding, provided that the certificate limit of the Section 116 Certificate exceeds the sum of the amounts paid by the Buyer at Closing and under Section 2.7(c). In any other circumstance, the Buyer shall withhold from such payment twenty-five percent (25%) of the amount by which the sum of the amounts paid by the Buyer at Closing and under Section 2.7(c) exceeds the certificate limit in the Section 116 Certificate delivered in accordance with this Section 2.4. Such withholding shall be treated as a Withheld Amount and the provisions of this Section 2.4 shall apply mutatis mutandis to such Withheld Amount.

2.5	Payment of Closing Consideration.
Subject to the satisfaction, or waiver by Buyer, of the conditions set forth in Section 5.2 on or prior to the Closing Date, at the Closing, Buyer shall, on the Closing Date: (i) wire transfer an amount equal to the Base Purchase Price, plus or minus the Initial Adjustment Amount, as applicable, minus the Cash Deposit and minus any Withheld Amount required to be deposited with the Escrow Agent pursuant to Section 2.4(a) in immediately available funds to an account specified by Seller to Buyer, which account shall be specified by the Seller on or prior to the Business Day immediately preceding the Closing Date; (ii) wire transfer the Withheld Amount, if required pursuant to Section 2.4(a), in immediately available funds to an account specified by the Escrow Agent to Buyer and Seller, which account shall be specified by the Escrow Agent on or prior to the Business Day immediately preceding the Closing Date; and (iii) provide written instructions to the Escrow Agent directing the Escrow Agent to disburse the Cash Deposit pursuant to the Deposit Escrow Agreement to Seller.

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2.6	Adjustments.

(a)	The Base Purchase Price shall be adjusted as follows:

(i)
increased (to the extent positive) or decreased (to the extent negative) by an amount equal to the Net Cash Flow with respect to the Subject Assets for the time period (the "Adjustment Period") beginning at the Effective Time and ending at 7:00 a.m. (Calgary time) on the Closing Date (such time being the "Closing Time");

(ii)
without duplication with Section 2.6(a)(i), Section 2.6(a)(iii) or Section 7.1: (A) decreased by the absolute value of an amount equal to the Working Capital if the Working Capital is negative and has an absolute value that is greater than One Hundred Thousand Dollars ($100,000.00); or (B) increased by the value of an amount equal to the Working Capital if the Working Capital is positive (the "Working Capital Adjustment"); and

(iii)
without duplication with Section 2.6(a)(i), Section 2.6(a)(ii) or Section 7.1, increased by an amount equal to any bonds or other security Company has placed with any third party or Governmental Authority as set forth in Schedule 2.6(a)(iii);

with the resulting amount being the "Adjusted Purchase Price". Seller shall deliver to Buyer not less than two (2) Business Days immediately preceding the Closing Date a statement (the "Initial Adjustment Statement") setting forth Seller's preliminary good faith determination (the "Initial Adjustment Amount") of each of the Net Cash Flow and Working Capital Adjustment, together with reasonably supporting documentation of the same, and the Adjusted Purchase Price payable by Buyer at Closing.

(b)	The "Net Cash Flow" shall be the sum, calculated on a before-Tax cash basis, of (in each case, without duplication):

(i)
a positive amount equal to the aggregate amount of the direct costs and expenses (including capital expenditures and lease operating expenses and for certainty and for this purpose, excluding administrative salaries) of ownership, exploration, maintenance, development, production and operation of the Subject Assets which are incurred by the Company with respect to the Adjustment Period (including, for this purpose, prepayments of any such costs or expenses) and paid by the Company before the Closing Time (which costs and expenses shall include (x) Asset Taxes, but shall exclude any other Taxes and shall include (y) with respect to the Subject Assets operated by the Company, all direct costs and expenses (including capital expenditures and lease operating expenses) chargeable to the joint accounts pertaining to the Subject Assets in connection with the exploration, maintenance, development, production and operation of such Subject Assets with respect to the Adjustment Period pursuant to the operating agreements applicable thereto for which the Company has not received reimbursement before the Closing Time from the other parties bound by such operating agreements);

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(ii)	a positive amount equal to the sum of:

(A)
all overhead charges paid by the Company before the Closing Time to any third party operator of any of the Subject Assets pursuant to the existing operating agreements applicable thereto, a list of such agreements which is set forth in Schedule 2.6(b)(ii)(A), but only to the extent incurred with respect to the Adjustment Period;

(B)
with respect to the Subject Assets for which the Company is operator pursuant to an existing operating agreement, the overhead chargeable to the joint account pursuant to each such existing operating agreement for such Subject Assets, but only to the extent incurred with respect to the Adjustment Period and for which such amount is allocable to the Company's ownership interest in the Subject Assets; and

(C)
with respect to the Subject Assets in which the Company holds a 100% working interest and which are not subject to an existing operating agreement an amount equal to three hundred dollars ($300.00) per operated Well per month (and pro-rated for partial months based on a 30-day month) and three thousand dollars ($3,000.00) per each Well being drilled per month (and pro-rated for partial months based on a 30-day month), but only to the extent incurred with respect to the Adjustment Period;

(iii)
a negative amount equal to the aggregate gross proceeds (less any royalties and other non-Tax burdens and Asset Taxes measured by or payable out of production from the Subject Assets to the extent not taken into account in subparagraph (i) above) received and earned by or to the Company before the Closing Time (A) from the sale or disposition of oil, gas and other hydrocarbons produced from or allocated to the Subject Assets during the Adjustment Period, (B) from the rental, sale, salvage, or other disposition of any Subject Assets during the Adjustment Period or (C) otherwise attributable to the ownership of the Subject Assets during the Adjustment Period (excluding, however, all costs and expenses described in subparagraph (i)(y) above and all overhead charges described in subparagraph (ii)(B) above for which the Company receives reimbursement before the Closing Time from the other parties bound by any such operating agreements).

(c)
The "Working Capital" shall be the sum of current assets minus current liabilities of the Company as of the Closing Date, calculated in accordance with U.S. GAAP, and will include, for greater certainty: (i) accounts receivable (after giving effect to any doubtful accounts); and (ii) accounts payable; provided, for greater certainty, that such Working Capital shall not include any accounts payable, deferred tax assets or items that are included in the calculation of Net Cash Flow during the Adjustment Period as described above.

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2.7	Post Closing Review.

(a)
After the Closing, Buyer shall review the Initial Adjustment Statement and re-calculate the actual Net Cash Flow and Working Capital Adjustment. On or prior to the 120th day after the Closing Date, Buyer shall present Seller with statements of the re-calculated Net Cash Flow and Working Capital Adjustment and such supporting documentation as is reasonably necessary to support the Net Cash Flow and the Working Capital Adjustment shown therein (the "Final Adjustment Statement"). Buyer will give Representatives of Seller reasonable access to its premises and to the Records of Buyer and the Company for purposes of reviewing the calculations of the Final Adjustment Statement and will cause appropriate personnel of Buyer and, if applicable, the Company to assist Seller and Seller's Representatives, at no cost to Seller, in verification of such calculation. The Final Adjustment Statement shall become final and binding on Seller and Buyer as to the Net Cash Flow and Working Capital Adjustment set forth therein sixty (60) days following the date the Final Adjustment Statement is received by Seller, except to the extent that prior to the expiration of such sixty (60) day period Seller shall deliver to Buyer notice, as hereinafter required, of its disagreement, if any, with the contents of the Final Adjustment Statement. Such notice shall be in writing and set forth all of Seller's disagreements with respect to any portion of the Final Adjustment Statement, together with Seller's proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. If Seller has timely delivered such a notice of disagreement to Buyer, then, upon written agreement between Buyer and Seller resolving all disagreements of Seller set forth in such notice, the Final Adjustment Statement will become final and binding upon Buyer and Seller.

(b)
If the Final Adjustment Statement has not become final and binding by the ninetieth (90th) day following its receipt by Seller, then Buyer or Seller may submit any unresolved disagreements to an Independent Accounting Firm who shall be designated to act as an arbitrator and to decide all points of disagreement with respect to the Final Adjustment Statement, with such decision to be final and binding upon Buyer and Seller. Buyer and Seller shall use commercially reasonable efforts to cause such arbitrator to render its decision within thirty (30) Business Days after such points of disagreement are submitted to such arbitrator. The costs and expenses of such arbitrator shall be borne equally by Seller and Buyer. Upon resolution of such unresolved disagreements, the Final Adjustment Statement shall be final and binding upon the Parties.

(c)
Promptly after the date the Final Adjustment Statement becomes final and binding as a result of the circumstances set forth in either Section 2.7(a) or 2.7(b), Seller or Buyer, as appropriate, shall pay in cash to the other Party the amount, if any, by which the Net Cash Flow plus the Working Capital Adjustment in the Initial Adjustment Statement differs from the Net Cash Flow plus the Working Capital Adjustment (without duplication) in the Final Adjustment Statement together with interest thereon from the Closing Date until paid at the Prime Rate.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Seller Regarding the Company and the Subject Assets.
Seller represents and warrants to Buyer as follows:

(a)
Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the Subject Assets make such qualification necessary.

(b)
Capitalization. The authorized capital of the Company consists of an unlimited number of common shares, of which 78,669,839 common shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, convertible securities (including, for greater certainty, any exchangeable shares of Exchangeco or any securities to be issued in substitution therefor) or other rights, agreements, arrangements or commitments of any character relating to the shares in the capital of the Company or obligating the Company to issue or sell any shares of, or any other securities or interest in, the Company. Except as provided as security under the BMO Credit Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(c)
Minute Book. The minute books of each of the Company, Former WHC, Callco and Exchangeco have been made available to Buyer or its Representatives, and have been maintained in accordance with good business practices. Those minute books so made available to Buyer or its Representatives contain complete and true copies of Company's articles or memorandum of incorporation, by-laws and other constating documents (including all amendments thereto) and all resolutions of their respective shareholders and directors in effect as of the date of this Agreement and the registers of shareholders, share transfers (except with respect to the exchangeable shares of Exchangeco) and directors.

(d)	Subsidiaries. The Company does not own, either directly or indirectly, any equity interest in any Person.

(e)
Subject Assets. The Company does not warrant the Company's title to the Subject Assets, but the Company does warrant that, except for Permitted Liens or as specifically identified in Schedule B, the Company's interests in the Subject Assets, including the interests set forth in Schedule B, are free and clear of all Liens created by, through or under Seller or the Company.

(f)	Actions. Except as set forth on Schedule 3.1(f), there are no Actions pending or, to the Knowledge of the Seller, threatened against the Company with respect to the Transaction.

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Schedule 3.1(f) sets forth all Actions in existence as of the date hereof which are pending or, to the Knowledge of the Seller, threatened against the Company, including in each case, for greater certainty, any Actions assumed by the Company as a result of the completion of the Subsidiary Reorganization.

(g)
Compliance with Laws. Except with respect to (i) matters set forth on Schedule 3.1(f) and Schedule 3.1(g), (ii) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Sections 3.1(i) and 3.1(j)), and (iii) compliance with Environmental Laws (and notwithstanding anything to the contrary in this Agreement, as to which no representations or warranties are made in this Agreement): (A) the Company and the Subject Assets it operates and, to the Knowledge of the Seller, the operation of each of the other Subject Assets are, in each case, in compliance with all applicable Laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (B) the Company has all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities required for the operation of the Subject Assets it operates as presently operated, and the operator of all Subject Assets not operated by the Company has, to the Knowledge of the Seller, all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities required for the operation of such Subject Assets as presently operated, the loss of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the "Permits"). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (x) each Permit is in full force and effect and has been duly and validly issued, (y) there are no uncured violations of the terms and provisions of such Permits and (z) except as set forth on Schedule 3.1(g), with respect to each such Permit neither Seller nor Company has received written notice of any violation by the Company of such Permit that remains uncured.

(h)
Material Contracts. Schedule 3.1(h) sets forth a list of all Material Contracts that exist as of the date of this Agreement. True and complete copies of all Material Contracts, and all amendments thereto, have been provided to Buyer prior to the date hereof. Except as set forth on Schedule 3.1(h), the Company is not in breach of, or default under, and to the Knowledge of the Seller, no other Person is in breach of, or default under, any Material Contract, and there does not exist under any provision thereof, to the Knowledge of the Seller, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by any Person, except for such breaches, defaults and events which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)	Tax Matters. Except as otherwise disclosed in Schedule 3.1(i):

(i)
The Company has prepared and filed when due with each relevant Taxing Authority all Tax Returns required to be filed by or on behalf of it prior to the date of this Agreement in respect of any Taxes. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension

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of time in which to file any such Tax Returns is in effect. No Taxing Authority has asserted that the Company is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so.

(ii)	The Company has paid in full and when due all Taxes required to be paid by it, whether or not such Taxes are shown on a Tax Return or on any assessments or reassessments.

(iii)
No assessments or reassessments of the Taxes of the Company are currently outstanding or the subject of an objection or appeal, no audit by any Taxing Authority of the Company is currently ongoing or, to the Knowledge of the Seller, threatened or pending, and there are no outstanding issues which have been raised and communicated to the Company by any Taxing Authority. Neither Seller nor the Company has received any indication from any Taxing Authority that an audit, assessment or reassessment of the Company is proposed in respect of any Taxes, regardless of its merits. The Company has not executed or filed with any Taxing Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(iv)
The Company has withheld from each payment made to any Person, including any of its present or former employees, officers and directors, and all Persons who are or are deemed to be non-residents of Canada for purposes of the Income Tax Act, all amounts required by Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Company has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable or required to be withheld and remitted by it in respect of any payment to any Person, including the Designated Employees, to the appropriate Governmental Authority within the time required under Law. The Company has charged, collected and remitted on a timely basis all Taxes as required under Law on any sale, supply or delivery whatsoever, made by it.

(v)
The Company has maintained and continues to maintain at its place of business in Canada all Records and books of account required to be maintained under the Income Tax Act, the Excise Tax Act (Canada) and any comparable Law of any province or territory in Canada, including Laws relating to sales and use taxes.

(vi)
The Company will not be required to include in a tax period ending after the Closing Time any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes, in a Pre-Closing Tax Period but that was not included in taxable income for that or another Pre-Closing Tax Period.

(vii)	None of the Company nor any of its Affiliates has participated, directly or through a partnership, in a transaction or series of transactions contemplated in

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subsection 247(2) of the Income Tax Act or any comparable law of any province or territory in Canada, or in any other jurisdiction.

(viii)
There are no circumstances existing which could result in the application of sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Income Tax Act, or any analogous provision of any comparable law of any Province or Territory of Canada, to the Company.

Notwithstanding anything to the contrary set forth in this Agreement, this Section 3.1(i) and Section 3.1(j) contain the sole and exclusive representations and warranties of Seller relating to Taxes.

(j)
Tax Pools and UCC. The tax pools of the Company as of December 31, 2013 are not less than the following: (i) Canadian Oil and Gas Property Expense of Seven Million Dollars ($7,000,000); (ii) Canadian Development Expense of Sixty-Two Million Dollars ($62,000,000), (iii) Canadian Exploration Expense of Twenty-Four Million Dollars ($24,000,000) and non-capital losses of Seventy-One Million Dollars ($71,000,000). The undepreciated capital costs of the Company are not less than Fourteen Million Dollars ($14,000,000).

(k)
Proposed Operations or Expenditures. Except as set forth on Schedule 3.1(k), as of the date of this Agreement, there are no outstanding authorizations for expenditure or other commitments to conduct any operations or expend any amount of money on or with respect to the Subject Assets which are binding on the Company or the Subject Assets and will be binding on the Company after Closing and which Seller reasonably anticipates will require the expenditure of money in excess of Twenty-Five Thousand Dollars ($25,000.00) per item (net to the Company's interest).

(l)
Hedging Agreements. Except as disclosed in Schedule 3.1(l), the Company is not party to, bound by or subject to any interest rate swaps, foreign exchange swaps, commodity price hedging contracts and similar derivative contracts, and as of Closing, Company will not in any capacity or circumstance be party to, bound by or subject to any such swaps or contracts.

(m)
No Material Adverse Effect. Since December 31, 2013 there has not occurred any Material Adverse Effect and, to the Knowledge of the Seller, no event, result, consequence, condition, matter or circumstance has occurred or presently exists which would, individually or in the aggregate, reasonably be expected to cause or result in a Material Adverse Effect.

(n)
Payments Relating to Subject Assets. Except as set forth in Schedule 3.1(n), in the case of the Subject Assets that are operated by the Company, and to the Knowledge of Seller in the case of the Subject Assets that are not operated by the Company, all rentals, royalties, excess royalty, overriding royalty interests, hydrocarbon production payments and all other payments due and/or payable by the Company to lessors (including any Governmental Authorities), overriding royalty holders, other interest owners or other third parties with respect to the Subject Assets and the hydrocarbons produced therefrom or allocated thereto up to the date hereof have been properly and timely paid in all material respects.

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(o)
Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to the Knowledge of the Seller, threatened against the Company or Seller. Neither Seller nor the Company is insolvent or generally not paying its debts as they become due.

(p)	Employment and Labour. As of the date hereof:

(i)	the individuals described in Schedule 3.1(p) constitute all of the employees of the Company (the "Employees");

(ii)	none of the Employees are subject to a collective agreement or labour certification and, to the Knowledge of the Seller, there has been no attempt to unionize any of the Employees;

(iii)
none of the Employees is on long term disability leave, extended absence or, to the Knowledge of the Seller, receiving benefits in respect of the Company pursuant to the Workers' Compensation Act (Alberta) or similar legislation in the other jurisdictions in which the Subject Assets are located; and

(iv)
to the Knowledge of the Seller, there are no outstanding Claims or charges by any of the Employees or any former employees of the Company regarding any employment related matter, including occupational health and safety, human rights and employment standards.

(q)
Change of Control. Except as otherwise provided in Section 4.9 and except for the retention bonuses payable to certain Employees as set forth in Schedule 4.9(c) (the "Retention Bonuses"), the Company shall not be required to pay any of its Employees, consultants and other service providers any amounts solely as a result of the change of control of the Company resulting from the consummation of the Transaction.

(r)
Operation of Subject Assets. All operations conducted in connection with the Subject Assets that are operated by the Company have been conducted, in all material respects, in accordance with good oil and gas industry practices and in material compliance with all applicable Laws, and to the Knowledge of the Seller, all operations conducted in connection with the Subject Assets that are not operated by the Company have been conducted, in all material respects, in accordance with good oil and gas industry practices and in material compliance with all applicable Laws.

(s)
Equipment. All Equipment that is operated by the Company, and, to the Knowledge of the Seller, all Equipment that is not operated by the Company, is in good and operable condition, reasonable wear and tear excepted. No Equipment with a replacement value greater than $50,000.00 is leased or rented.

(t)	Preference Rights. There are no Preference Rights.

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(u)	Production Penalties. To the Knowledge of the Seller none of the Wells:

(i)
is subject to any production penalty of any nature including, without limitation, contractual penalties or restrictions (other than those penalties imposed in the ordinary course of the oil and gas industry by a Governmental Authority); or

(ii)
has been produced in excess of applicable government established production allowables and neither Seller nor the Company has received written notice of nor is Seller aware of any change or proposed change in the government established production allowables for any of such Wells that are not applicable generally in the Province of Alberta or the Province of Saskatchewan, as applicable.

(v)
Disclosure of Documents. Prior to the date hereof, Seller or its Affiliates have provided Buyer with reasonable access to all records, files and documents directly relating to the Subject Assets or the Company as were requested by Buyer in writing. To the Knowledge of Seller, there are no additional records, files or documents that Buyer has not requested in writing prior to the date hereof that contains any information that would: (i) be material to the Subject Assets, taken as a whole, or to Company, on a consolidated basis; or (ii) make the information disclosed by Seller to Buyer pursuant to Buyer's request, materially misleading.

(w)	Audits. As of the date hereof, no royalty or joint venture audits have been demanded or are underway in respect of any of the Subject Assets.

(x)
No Undisclosed Liabilities. As of February 28, 2014, other than any such debts, liabilities or obligations (i) under or pursuant to the BMO Credit Agreement, (ii) incurred in the ordinary course of business of the Company, (iii) that would not individually reasonably be expected to exceed $50,000; (iv) pertaining to asset retirement obligations, or (v) under or pursuant to the Material Contracts or any other contract entered into in the ordinary course business, there are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, any intercompany debts or intercompany accounts payable, of the Company of a nature required to be reflected in a balance sheet of the Company in accordance with U.S. GAAP.

(y)	No Other Business or Assets. Other than the Subject Assets and the Office Lease, the Company holds no assets that would, individually or in the aggregate, be material to the Company.

(z)	Insurance:

(i)	all insurance policies held by the Company, including any insurance pertaining to the Subject Assets and carried by the Company, are listed in Schedule 3.1(z);

(ii)	all such insurance is in full force and effect;

31145227.8

(iii)	all premiums and other amounts payable in respect to such insurance which became due and payable have been paid in full;

(iv)	the Company is not in any default thereunder or with respect thereto; and

(v)	as of the date of this Agreement, there are no outstanding claims made by the Company under such insurance.

(aa)	Bank Accounts. All of the bank accounts, term deposits or safety deposit boxes of the Company are listed in Schedule 3.1(aa).

(bb)
Accounts Receivable. To the Knowledge of the Seller, other than (a) as disclosed in Schedule 3.1(bb) or (b) intercompany accounts receivable, which will be eliminated by Closing in accordance with Section 4.1, all accounts receivable of the Company are bona fide and there is no basis on which such accounts receivable may not be realized in full. As of the Closing Time, there will be no intercompany accounts receivable of the Company.

(cc)
Indemnities and Guarantees. Except for indemnity agreements with its directors and officers as contemplated by the by-laws of the Company, applicable Law, pursuant to the BMO Credit Agreement or in the ordinary course provided to service or product providers, the Company is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment of the obligations or liabilities (contingent or otherwise) of any other Person.

(dd)	Not a Reporting Issuer. The Company is not a "reporting issuer" or the equivalent under applicable securities Laws.

(ee)	Intercompany Debts and Accounts Payable. As of the Closing Time, the Company will have no intercompany debt or intercompany accounts payable.

3.2	Representations and Warranties of Seller Regarding Seller.
Seller represents and warrants to Buyer as follows:

(a)	Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)
Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the agreements required to be executed and delivered by Seller under this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the agreements to be executed and delivered by Seller hereunder and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

(c)
Enforceability. This Agreement constitutes, and at Closing each of the agreements required to be executed and delivered by Seller hereunder will constitute, a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i)

31145227.8

applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)
Title to Shares. Seller is the registered and beneficial owner of and has good and valid title to the Shares, free and clear of any Liens, except as are imposed by applicable securities Laws or such Liens that will be released in full prior to or concurrently with Closing.

(e)
No Conflict. Except as set forth on Schedule 3.2(e), neither the execution and delivery of this Agreement or the agreements required to be executed and delivered by Seller hereunder nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Seller will (i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the certificate of incorporation, bylaws or other governing documents of Seller or the Company; (ii) materially violate, conflict in any material respect with or constitute a material default or event that, with notice or lapse of time or both, would be a material default, breach or violation under any term or provision of any commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Seller or the Company is a party or by which Seller, the Company or any of the Subject Assets is bound; (iii) violate, conflict with or constitute a breach of any Law in any material respect applicable to Seller, the Company or by which Seller, the Company or any of the Subject Assets is bound; or (iv) result in the creation or imposition of any adverse material claim or interest, or any Lien, charge, equity or restriction of any material nature whatsoever, on or affecting Seller, the Company or any of the Subject Assets.

(f)
Consents. Except with respect to: (i) the Competition Act Approval, if applicable; (ii) such filings as may be required by applicable securities Law or pursuant to regulation of any applicable securities exchange; and (iii) such matters set forth on Schedule 3.2(f), no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Seller.

(g)	Income Tax Act Residency. Seller is a non-resident of Canada for the purposes of the Income Tax Act.

(h)
Actions. There are no Actions pending or, to the Knowledge of the Seller, threatened against Seller which relate to the Transaction, other than Actions which would not, individually or in the aggregate, materially impair the ability of Seller to consummate the Transaction or to perform its obligations hereunder.

(i)
Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred an obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or the Company, shall have, or shall incur, any liability.

31145227.8

3.3	Representations and Warranties of Buyer.
Buyer represents and warrants to Seller as follows:

(h)
Organization and Qualification. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the Province of Alberta and has the requisite corporate power to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the Subject Assets make such qualification necessary.

(i)
Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the agreements required to be executed and delivered by Buyer under this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the agreements to be executed and delivered by Buyer hereunder and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

(j)
Enforceability. This Agreement constitutes, and at Closing each of the agreements required to be executed and delivered by Buyer hereunder or ancillary hereto will constitute, a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(k)
No Conflict. Neither the execution and delivery of this Agreement or the agreements required to be executed and delivered by Buyer hereunder nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Buyer will (i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the articles of incorporation or other governing documents of Buyer, (ii) materially violate, conflict in any material respect with or constitute a material default or event that with notice or lapse of time or both, would be a material default, breach or violation under any term or provision of any commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Buyer or is a party by which Buyer is bound; (iii) violate, conflict with or constitute a breach of any Law in any material respect applicable to Buyer or by which Buyer is bound; or (iv) result in the creation or imposition of any adverse material claim or interest, or any Lien, charge, equity or restriction of any material nature whatsoever, on or affecting Buyer.

(l)
Consents. Other than Competition Act Approval, if applicable, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

31145227.8

(m)
Actions. There are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer which relate to the Transaction other than Actions which would not, individually or in the aggregate, impair the ability of Buyer to consummate the Transaction or to perform its obligations hereunder.

(n)
Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred an obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall have, or shall incur, any liability.

(o)
Funds. Buyer's obligations hereunder are not subject to any conditions regarding its or any other Person's ability to obtain financing for the Transaction. Buyer has as of the date of this Agreement, and will have on the Closing Date, sufficient funds available to enable Buyer to consummate the Transaction (including to make any necessary post-Closing payments) and to pay all related fees and expenses of Buyer.

(p)
No Distribution. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its counsel and such other Persons it has deemed appropriate concerning this Agreement. Buyer is an "accredited investor," as such term is defined in applicable Canadian securities Laws and will acquire the Shares for its own account and not with a view to a sale or distribution thereof in violation of any applicable Canadian securities Laws. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.

(q)
Independent Investigation. Buyer acknowledges that in making the decision to enter into this Agreement and to consummate the Transaction, Buyer has relied solely on (i) the basis of its own independent investigation of the Company, its components and the risks related thereto, and (ii) upon the representations, warranties and covenants in this Agreement.

(r)	Acting as Principal. Buyer is acquiring the Shares as principal and will acquire on its own behalf all of the Shares on the Closing Date.
ARTICLE IV
COVENANTS OF SELLER AND BUYER

4.1	Conduct of Business.
Except as set forth in Section 4.2, from the date of this Agreement through the Closing, Seller covenants and agrees that it will cause the Company to conduct its operations with respect to the Subject Assets in good and workmanlike manner in the ordinary course of business consistent with good oilfield practices and in accordance with all applicable Laws in all material respects and in a manner consistent with its past practices, including the payment of all accounts payable, including Taxes, royalties and all costs relating to the Subject Assets, and the collection of all accounts receivable, including all revenues receivable from the sale of hydrocarbons produced from or allocated to the Subject Assets. Notwithstanding anything in this Agreement contained to the

31145227.8

contrary, the Seller shall be entitled to: (i) remove cash and cash equivalents from the Company prior to or concurrently with the Closing Date as a return of stated capital to the Seller from the Company; and/or (ii) cause to be eliminated in accordance with accounting principles any intercompany balances between Seller (and any of its affiliates other than the Company) and the Company; provided that any intercompany receivables of the Company that are so eliminated do not exceed $4,500,000 in the aggregate.

4.2	Certain Restrictions Regarding the Conduct of Business.
Unless Buyer shall otherwise consent in writing (such consent not to be unreasonably delayed, conditioned or withheld), except as expressly contemplated by this Agreement and except as set forth on Schedule 4.2, Seller shall cause the Company not to, from the date of this Agreement through the Closing:

(s)
convey, encumber or otherwise dispose of any part of the Subject Assets or create any right to acquire or earn any interest in the Subject Assets, other than the sale of oil, gas or other hydrocarbons produced from or allocated to the Subject Interests in the regular course of business and the sale of obsolete machinery and equipment in the ordinary course of business;

(t)	modify in any material respect or terminate any Material Contract;

(u)	enter, or agree to enter, into any Contract that, if in existence as of the date hereof, would be a Material Contract;

(v)
(i) propose or commit to any single operation, or series of related operations, reasonably anticipated to require capital expenditures by the Company with respect to the Subject Assets in excess of Twenty-Five Thousand Dollars ($25,000.00), (ii) except to the extent required under the terms of an operating agreement with respect to an authority for expenditure issued thereunder as of the date hereof, make any capital expenditures with respect to the Subject Assets and any operation, or series of related operations, relating thereto in excess of Twenty-Five Thousand Dollars ($25,000.00) or (iii) propose or, except to the extent required under the terms of an operating agreement with respect to an authority for expenditure issued thereunder as of the date hereof, make capital expenditures subject to clauses (i) or (ii) in excess of Twenty-Five Thousand Dollars ($25,000.00) in the aggregate;

(w)
hire any new employees or contract personnel of the Company or terminate or change the terms of employment of any Employee, other than for "just cause" or where reasonably required to protect the property and interests of the Company, except as contemplated in Section 4.9;

(x)	enter into any transaction not in the ordinary course of its business;

(y)	incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee, endorse or otherwise be responsible for the obligations of any Person;

(z)	make loans or advances or otherwise extend credit to any Person;

31145227.8

(aa)	issue, sell or agree to issue or sell any shares, rights, options, warrants or other securities of Company;

(bb)	re-purchase, cancel, retire, redeem or otherwise acquire the Company's securities (including the Shares);

(cc)	declare, set aside, make or pay any dividend or other distribution in respect of the Company's securities (including the Shares);

(dd)	enter into or terminate any hedges, swaps or other financial instruments or like transactions;

(ee)	change any accounting methods, practices or procedures from those used by the Company immediately prior to the date hereof; or

(ff)	authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 4.2.

4.3	Press Releases.
Any Party may issue any press release with respect to this Agreement and the transactions contemplated hereby; provided, however, a Party shall give the other Party a reasonable opportunity to review and comment on such press release prior to its issuance, subject to the requirements of any Party's obligations under applicable Laws to make timely disclosure of material information.

4.4	Records.
Within 10 Business Days after the Closing, Seller shall deliver all Records in its possession that have not previously been copied by or delivered to Buyer, or that are not already located at the Company's office, to Buyer's offices in Calgary, Alberta; provided that Seller shall only be required to provide an image of the Grapevine Invoices to Buyer upon Buyer's request.

4.5	Further Assurances.
Seller and Buyer each agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement. For greater certainty, and without limiting the generality of this Section 4.5, after Closing, Buyer shall cause Company to co-operate with Seller and to use all reasonable efforts to cause Seller and its Representatives to be provided with reasonable access to Company's books and records for the purpose of enabling Seller to comply with its obligations under the Pre-Closing BDJ Assignment Agreement or the Closing BDJ Assignment Agreement, as applicable, including preparation of a post-closing statement of adjustments.

31145227.8

4.6	Casualty and Condemnation.
If after the date of this Agreement and prior to the Closing any part of the Subject Assets shall be destroyed or damaged by fire or other casualty or if any part of the Subject Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, damage, taking or proceeding or the threat thereof. To the extent insurance proceeds, condemnation awards or other payments received by Seller on account of such destruction, damage or taking of the Subject Assets are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such destroyed, damaged or taken Subject Assets, Seller shall at the Closing (a) assign to the Company Seller's right to receive all insurance or condemnation proceeds, awards or payments owed to Seller by reason of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting same or in connection with such proceedings or the threat thereof, (b) pay to the Company all insurance or condemnation proceeds, awards or payments theretofore paid to Seller by reason of such destruction, damage or taking, less any reasonable costs and expenses incurred by Seller in collecting same or in connection with such proceedings or the threat thereof, and (c) none of the amounts provided for in (a) or (b) shall be taken into account in the calculation of the Net Cash Flow or the Working Capital Adjustment.

4.7	Director and Officer Indemnification and Insurance.

(a)
Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate of incorporation or bylaws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall terminate on the Closing Date.

(b)
The Company shall not be obligated to maintain in effect for any time after the Closing Date any policies of directors' and officers' liability insurance maintained by Seller or Company prior to the Closing Date.

(c)	Seller shall use reasonable commercial efforts to deliver, at Closing, releases and resignations from all directors and officers of the Company which shall be in the form set forth in Schedule 4.7(c).

4.8	Seller Marks.
Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the word "Magnum Hunter", "Williston Hunter", "Hunter" or any derivative thereof or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the "Seller Marks"). From and after the Closing, Buyer agrees (a) to cease using and to cause the Company to cease using, the Seller Marks in any manner, directly or indirectly, (b) to remove, strike over or otherwise obliterate all Seller Marks from the assets of the Company and from all assets and all other materials owned, possessed or used by the Company within sixty (60) days after the Closing Date, (c) to use commercially reasonable efforts to cause any third parties

31145227.8

identified in writing by Seller prior to Closing that use or license Seller Marks in respect of the assets of the Company or on behalf of or with the consent of the Company, to remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties within ninety (90) days after the Closing Date and (d) to change the name of the Company to remove the name "Hunter" and to amend all organizational and governing documents of the Company to reflect such name change, within five (5) Business Days after the Closing Date and file all required corporate documents within five (5) Business Days after the Closing Date to reflect such name change. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 4.8 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at Law or in equity.

4.9	Employees.

(a)
Buyer and Seller agree that upon Closing, the Company shall terminate the employment of Karen Stewart and Colleen Healy (the "Terminated Employees") and Buyer agrees (and agrees to cause the Company, if applicable) to pay the Terminated Employees all severance pay, termination pay or other similar amounts required by Law (collectively, the "Termination Amounts"). The Termination Amounts shall not be included in any post-Closing adjustment, whether as part of the calculation of the Net Cash Flow or Working Capital, and shall be the sole responsibility of the Buyer.

(b)
Buyer acknowledges that prior to the Closing Time, Seller is entitled, but not required to make offers of employment, which shall remain open for acceptance up to Closing, to each of the Designated Employees to continue employment with Seller or an Affiliate thereof following the Closing Time on such terms as Seller may deem appropriate. If such offers are accepted, neither Buyer nor the Company shall have any obligations or liabilities with respect to any severance pay, termination pay or other similar payments required by Law to those Designated Employees who accept such offers of employment. If such offers are not made by Seller to a Designated Employee or, if made and not accepted by a Designated Employee, the Company shall terminate such Designated Employee(s) and Seller shall be responsible for all severance pay, termination pay or other similar amounts required by Law in respect of such terminated Designated Employee(s).

(c)
Notwithstanding anything to the contrary contained in any other provision of this Agreement, upon Closing, Seller shall be responsible for, and shall pay all Retention Bonuses, as set forth in Schedule 4.9(c).

(d)
If Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and permitted assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 4.9.

31145227.8

4.10	Office Lease.
Sellers shall cause Company to use commercially reasonable efforts to obtain an assignment of the Office Lease from the Company to Seller or an Affiliate of Seller (other than Company).

4.11	Certain Tax Matters.
Seller shall cause to be prepared in a manner consistent with past practice and filed on a timely basis all Tax Returns for the Company or for any Pre Closing Tax Periods (regardless of whether such Tax Returns are due to be filed on or prior to the Closing Date) and for which Tax Returns have not been filed as of such date, provided that Seller shall provide Buyer with at least a 15-day (or, in the case of income Tax Returns, 30-day) period prior to the due date (including any extensions) for filing any such Tax Return to review and comment on such Tax Return prior to its filing. Seller shall pay any Taxes due with respect to all Tax Returns for the Company, for any Pre-Closing Tax Period. After Closing, Buyer shall cause to be prepared in a manner consistent with past practice and filed on a timely basis all Tax Returns for the Company for any period that begins prior to the Closing Date and ends after the Closing Date for which Tax Returns are required to be prepared and filed (other than Tax Returns concerning the Company, which shall have been or will be filed by the Seller or the Company on or prior to the Closing Date), provided that Buyer shall provide Seller with at least a 15-day period prior to the due date (including any extensions) for filing any such Tax Return to review and comment on such Tax Return prior to its filing. After Closing, Seller and Buyer shall co-operate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Returns contemplated by this Section 4.11 and shall preserve such data and other information until the expiration of any applicable limitation period under any Law with respect to such Tax Returns.

4.12	Company Financial Statements.

(a)
To the extent not already delivered pursuant to Section 4.4, within 10 Business Days after the Closing, Seller shall deliver those applicable books and records in its possession pertaining to the Company and the Subject Assets to enable Buyer to prepare historical audited annual financial statements of the Company relating to the Subject Assets for the years ended 2011, 2012 and 2013 together with such statements for the periods ended March 31, 2013 and March 31, 2014 (the "Company Financial Statements"), provided that the applicable books and records required to be delivered by Seller herein shall be in the form as in the possession of Seller at Closing Time.

(b)
Seller shall provide reasonable assistance to Buyer in preparation of the Company Financial Statements and regarding financial, tax, accounting and similar matters in respect of the prior operations of the Company. In consideration of the provision of such services described in this Section 4.12, Seller shall be compensated at the applicable standard hourly rate, and shall be reimbursed for the reasonable incidental costs and expenses incurred in the provision of such assistance, all as set forth in Schedule 4.12(b).

(c)	Such reasonable access and assistance set forth in Sections 4.12(a) and 4.12(b) shall commence on the Closing Date and continue until the earlier of (i) the receipt by Buyer of

31145227.8

an auditors' report on the Company Financial Statements, and (ii) twelve months from the Closing Date.

4.13	Excluded Assets.
Upon the terms and subject to the conditions of this Agreement, prior to or concurrently with the Closing, Seller shall cause the Company to assign, distribute or transfer to Seller (or a designated Affiliate of Seller), for nominal consideration, those assets, properties and rights that are set forth on Schedule 4.13, Part I (the "Excluded Assets") at no cost to the Company and with no liability to Company after Closing pursuant to the Bill of Sale and Conveyance in substantially the form attached hereto as Schedule 4.13, Part II (the "General Conveyance").

4.14	ND Pipeline Matters.

(a)	Commencing forthwith and after the date hereof:

(i)
Buyer shall use commercially reasonable efforts to execute the ND Pipeline Construction, Ownership and Operating Agreement at or prior to the Closing Date, or by such other date as may be mutually agreed to by Seller and Buyer, each acting reasonably;

(ii)
Seller shall cause Bakken Hunter to use commercially reasonable efforts to execute (i) the ND Pipeline Construction, Ownership and Operating Agreement and (ii) the Gas Purchase Agreement, in each case at or prior to the Closing Date, or by such other date as may be mutually agreed to by Seller and Buyer, each acting reasonably; and

(iii)
Provided that Buyer and Bakken Hunter have executed the ND Pipeline Construction, Ownership and Operating Agreement and the ND Pipeline Approvals have been obtained, Seller shall cause Bakken Hunter to work diligently towards the completion of the construction of the ND Pipeline in accordance with the specifications of the ND Pipeline Construction, Ownership and Operating Agreement within 60 days after the ND Pipeline Completion Date.

(b)
If the SK Pipeline has not been completed by Closing, then commencing at Closing or, if the ND Pipeline Approvals have not been obtained, on the date on which the ND Pipeline Approvals have been obtained, Buyer shall cause the Company to work diligently to prosecute and complete the construction of the SK Pipeline as soon as reasonably practicable, so that the SK Pipeline is completed no later than or within a reasonable time after the completion of the ND Pipeline.

(c)
To the extent either the ND Pipeline Construction, Ownership and Operating Agreement or the Gas Purchase Agreement have not been fully executed by Closing, Buyer shall cause Company, and Seller shall cause Bakken Hunter, to use commercially reasonable efforts to execute (i) the ND Pipeline Construction, Ownership and Operating Agreement and/or (ii)

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the Gas Purchase Agreement, as the case may be, by such date after Closing as agreed to by Seller and Buyer pursuant to Section 4.14(a)(i) and Section 4.14(a)(ii).

(d)
Buyer shall cause Company not to sell, transfer, dedicate, deliver or otherwise commit the Dedicated Gas to any Person (or agree to take any of such actions), it being acknowledged and agreed by Buyer that the Dedicated Gas will be transported on the SK Pipeline and ND Pipeline and delivered to the Oneok Meter Site at such time that the SK Pipeline and ND Pipeline are completed; provided, however, that if the ND Pipeline has not been substantially completed on or before 120 days after the ND Pipeline Completion Date, or such later date as is permitted (whether due to force majeure or otherwise) under the ND Pipeline Construction, Ownership and Operating Agreement, then such prohibition shall terminate.

4.15	BDJ Assignment Agreement.
Seller shall use commercially reasonable efforts to enter into an agreement with BDJ prior to Closing (the "Pre-Closing BDJ Assignment Agreement") to assign the rights, benefits, obligations and liabilities under the BDJ PSA from Company to Seller or an Affiliate of Seller in a form satisfactory to the Buyer, acting reasonably. If Seller provides notice to Buyer that BDJ will not enter into the Pre-Closing BDJ Assignment Agreement by Closing, which notice shall be provided within three (3) Business Days of Closing, then Seller and Buyer shall enter into an agreement on or before the Closing Date (the "Closing BDJ Assignment Agreement"), to be effective upon Closing, which agreement shall provide that, upon Closing: (i) Buyer shall cause the Company to (a) promptly (and, in any event, within two (2) Business Days of receipt) provide to Seller all notices and other information, documents and correspondence issued by BDJ and relating to the BDJ PSA that the Company or Buyer receives and (b) respond promptly (and, in any event, within two (2) Business Days of receipt of such instructions) to such notices and other information, documents and correspondence pursuant to the written instructions, if any, of Seller; (ii) neither Buyer nor the Company shall otherwise communicate with BDJ or take any other actions relating to the BDJ PSA without the express written consent of Seller; and (iii) Seller shall be entitled to all of the rights and benefits of the Company under or pursuant to the BDJ PSA and shall be liable for all the obligations and liabilities of the Company under or pursuant to the BDJ PSA, and Seller shall indemnify and hold harmless (the "Indemnity") Buyer and the Company from and against any suits, liabilities or losses of or involving the Company arising under or pursuant to the BDJ PSA, whether such rights, benefits, obligations or liabilities arise before, as of, or after the Effective Date of this Agreement, except that the Indemnity shall not apply to the extent such suits, liabilities or losses arise as a direct consequence of the breach by Buyer or the Company of its obligations under the Closing BDJ Assignment Agreement.

4.16	Competition Act Approval

(a)
Application. In the event Buyer determines that Competition Act Approval is required to be obtained, Buyer shall promptly, but in any event no later than five (5) Business Days after the date hereof, apply to the Commissioner for an advance ruling certificate under section 102(1) of the Competition Act and for confirmation that, if the Commissioner is not prepared to issue an advance ruling certificate, the Commissioner does not intend to make an

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application to the Competition Tribunal under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

(b)
Cooperation. Seller and the Company shall use commercially reasonable efforts to cooperate with and assist Buyer in preparing the application referenced in Section 4.16(a) and all other submissions, filings or responses to questions from the Commissioner. Subject to information being competitively sensitive, in which case:

(i)
submissions, filings or other written communications to the Commissioner may be redacted as necessary before sharing with the other Party to address reasonable solicitor-client or other privilege or confidentiality concerns,

(ii)
the supplying party shall be entitled to designate the information as being available only to the other Party's external counsel and the external counsel shall be precluded from supplying such information to its client (unless the supplying Party provides written instructions at any time that the competitively sensitive information can be provided to the other Party), and

(iii)
the other Party's external counsel shall receive non-redacted versions of drafts or final submissions, filings or other written communications to the Commissioner on the basis that the redacted information will not be shared with the other Party, each Party shall supply the other with advance copies of all written materials that it intends to supply or file to secure Competition Act Approval, and shall forthwith supply to the other Party all materials supplied or filed and shall indicate thereon the date of supply or filing.
Each Party shall provide the other Party with a reasonable opportunity to comment on those written materials and shall agree to consider those comments in good faith. Each Party shall also supply the other with copies of all notices or other correspondence received from or the details of any communications with the Commissioner promptly after receipt of such notices or exchange of other correspondence or occurrence of such communications. Neither Party shall participate in any meeting or discussion (whether in person, by telephone or otherwise) with the Commissioner unless it consults with the other Party in advance and gives the other Party the opportunity to attend and participate. Each Party shall keep the other Party informed of the status of discussions relating to obtaining the Competition Act Approval.

(c)
Accuracy of Information Supplied. All information supplied by a Party to the other Party or to the Commissioner under this Section shall be, to the supplying Party's knowledge and belief, accurate and true and, if the supplying Party subsequently learns that the information is not accurate or true, such Party shall immediately in writing make such known to the other Party and, after giving the other Party advance notice and a reasonable opportunity to comment, provide corrected information to the Commissioner that is, to the supplying Party's knowledge and belief, accurate and true.

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(d)	Provision of Information. Buyer and Seller shall promptly respond to all requests for information from the Commissioner.

(e)
Best Efforts. Buyer shall use its best efforts to secure Competition Act Approval so as to enable the Parties to close the transactions contemplated by this Agreement as soon as reasonably practicable and in any event by no later than the Closing Date.

(f)	Filing Fees. Buyer shall be solely responsible for the fees payable to the Receiver General for Canada in respect of the application made under this Section.

(g)	Legal Fees. The Buyer shall be solely responsible for the legal fees incurred by Seller and the Company in respect of obtaining Competition Act Approval.
ARTICLE V
CLOSING CONDITIONS

5.1	Seller's Closing Conditions.
The obligation of Seller to proceed with the Closing is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(gg)
Representations, Warranties, Covenants and Agreements. The (i) representations and warranties of Buyer contained in Section 3.3 hereof shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) on and as of the Closing Date as though made as of the Closing Date, and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement, and any covenants and agreements to be performed on or before the Closing Date in the Deposit Escrow Agreement, shall have been duly performed in all material respects.

(hh)
Officer's Certificate. Seller shall have received certificates dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that the conditions set forth in paragraph (a) of this Section 5.1 have been satisfied.

(ii)
Closing Deliveries. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Buyer pursuant to Section 6.3.

(jj)
No Action. On the Closing Date, no material Action (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before any Governmental Authority of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller resulting therefrom.

(kk)	Competition Act Approval. If required, Competition Act Approval shall have been obtained.

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5.2	Buyer's Closing Conditions.
The obligation of Buyer to proceed with the Closing is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)
Representations, Warranties, Covenants and Agreements. The (i) representations and warranties of Seller contained in Section 3.1 and Section 3.2 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or Material Adverse Effect) on and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be deemed to refer to such earlier date referenced in such representation and warranty) with the Schedules to this Agreement, and (ii) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b)
Officer's Certificate. Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Seller, to the effect that the conditions set forth in paragraph (a) of this Section 5.2 have been satisfied.

(c)
Closing Deliveries. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Seller pursuant to Section 6.2.

(d)
No Action. On the Closing Date, no material Action (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened before any Governmental Authority of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer resulting therefrom.

(e)
Release of Liens. The Company shall have been released as a guarantor under the BMO Credit Agreement and all Liens on the Shares, the Company or the Subject Assets securing the indebtedness owed by Seller under the BMO Credit Agreement shall have been released.

(f)	Competition Act Approval. If required, Competition Act Approval shall have been obtained.
ARTICLE VI
CLOSING

6.1	Closing.
The Closing shall be held on the date that is fifteen (15) Business Days following the date of this Agreement, or such other date as may be mutually agreed to by Seller and Buyer (the "Closing Date"), at 10:00 a.m., Calgary time, at the offices of legal counsel to Seller, or at such other time or place as Seller and Buyer may otherwise agree in writing.

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6.2	Seller's Closing Obligations.
At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(d)	a certificate of status or other evidence from appropriate authorities, dated as of or about the Closing Date, as to the legal existence of Seller;

(e)	certificate of status dated as of or about the Closing Date as to the legal existence of the Company;

(f)
a certified copy of a resolution of the directors of Seller authorizing the execution of this Agreement and approving the sale of the Shares from Seller to Buyer and a certified resolution of the directors of the Company approving the transfer of the Shares from Seller to Buyer;

(g)	an irrevocable direction to Escrow Agent, executed by Seller, to release the Cash Deposit to Seller, as partial payment of the Adjusted Purchase Price payable pursuant to Section 2.2;

(h)	the minute books of the Company, Former WHC, Callco and Exchangeco;

(i)	a receipt for payment of the amounts set out in Section 2.5;

(j)	original share certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(k)	the officer's certificate referred to in Section 5.2(b);

(l)
evidence that the Company shall have been released as a guarantor under the BMO Credit Agreement and evidence to the effect that the Liens relating to the Shares, Company or the Subject Assets securing the indebtedness owed by Seller under the BMO Credit Agreement have been released;

(m)	the Section 116 Certificate or Tax Escrow Agreement pursuant to Section 2.4, as applicable;

(n)	the General Conveyance;

(o)	to the extent obtained by Seller from such individuals prior to Closing, releases and resignations from each of the directors and officers of the Company as contemplated in Section 4.7(c);

(p)
a mutual release between Seller and Company in respect of all amounts payable or receivable, and any Claims or potential Claims, between Company on the one hand and Seller or any Affiliate of Seller (other than Company) on the other; provided that such mutual release shall not apply in respect of amounts payable or receivable, or any Claims or potential Claims pursuant, or relating to the ND Pipeline, the ND Pipeline Construction, Ownership and Operating Agreement, the Gas Purchase Agreement or any obligations of Buyer to Seller under this Agreement;

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(q)	a fully executed Pre-Closing BDJ Assignment Agreement, or in lieu thereof, a fully executed Closing BDJ Assignment Agreement; and

(r)	any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing.

6.3	Buyer's Closing Obligations.
At Closing, Buyer shall:

(d)
pay an amount equal to the Base Purchase Price, plus or minus the Initial Adjustment Amount, as applicable, minus the Cash Deposit and minus any Withheld Amount required to be deposited with the Escrow Agent pursuant to Section 2.4(a)) by wire transfer of immediately available funds and as otherwise described in Section 2.5;

(e)	provide a certificate of status or other evidence from appropriate authorities, dated as of or about the Closing Date, as to the legal existence of Buyer;

(f)	provide a certified copy of a resolution of the directors of Buyer authorizing the execution of this Agreement and approving the purchase of the Shares from Seller by Buyer;

(g)	provide an irrevocable direction to the Escrow Agent, executed by Buyer, to release the Cash Deposit to Seller, as partial payment of the Adjusted Purchase Price payable pursuant to Section 2.2;

(h)	provide the officer's certificate of Buyer referred to in Section 5.1(b);

(i)	deliver a fully executed Pre-Closing BDJ Assignment Agreement, or in lieu thereof, a fully executed Closing BDJ Assignment Agreement; and

(j)	deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Buyer to Seller at the Closing.
ARTICLE VII
EFFECT OF CLOSING

7.1	Revenues.
Seller shall be entitled to receive all revenues, proceeds and benefits attributable to the Subject Assets with respect to any period prior to the Effective Time. To the extent Seller or any of its Affiliates pay any direct costs or expenses (including capital expenditures) attributable to the ownership, exploration, maintenance, development, production and operation of the Subject Assets which Seller or any of its Affiliates (i) incurred with respect to the Adjustment Period and (ii) paid after Closing, Buyer shall pay (or cause the Company to pay) Seller the amount of such costs and expenses within five (5) Business Days after receiving a written invoice therefor together with documentation reasonably necessary to substantiate the invoiced amount. If monies are received by a Party which, under the terms of this Article VII, belong to any other Party, the same shall

31145227.8

immediately be paid over to the proper Party. No further payments shall be required to be made under this Section 7.1 after the Final Adjustment Statement has become final and binding pursuant to Section 2.7.

7.2	Survival.
No representation, warranty, covenant or agreement made herein shall survive the Closing except as provided in this Section 7.2. Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as of the Closing or such later date after Closing as is expressly stipulated in this Section 7.2 for the survival thereof. Following the Closing or such later date stipulated in this Section 7.2 for the survival thereof, such representation, warranty, covenant or agreement shall not form the basis for or give rise to any Claim, demand, cause of action, counterclaim, defense, damage, indemnity, obligation or liability which is asserted, claimed, made or filed following the Closing or such later date stipulated in this Section 7.2 for survival. It is expressly agreed that the terms and provisions of (a) Article III shall survive the Closing for a period of twelve (12) months, except that (i) Sections 3.1(i) and 3.1(j) shall survive the Closing until sixty (60) days after the relevant Taxing Authorities are no longer entitled to assess or reassess the Company in respect of the Taxes or tax pools in question and (ii) Seller's representations and warranties set forth in Section 3.1(a), Section 3.1(b) and Section 3.1(d) and Buyer's representations and warranties set forth in Section 3.3(b) (the "Fundamental Representations") shall, in each case, survive the Closing indefinitely, and (b) Section 2.6, Section 2.7, Section 4.3, Section 4.4, Section 4.5, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.14, Section 4.15, Article VII, Article VIII, Article IX, Article X and Article XI shall survive the Closing indefinitely or for such shorter period of time as may be stipulated in such provisions. In addition, the definitions set forth in Appendix A to this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section 7.2 shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements.
ARTICLE VIII
LIMITATIONS

8.1	Disclaimer of Warranties.
Notwithstanding anything contained to the contrary in any other provision of this agreement, it is the explicit intent of each Party that Seller is not making any representation or warranty whatsoever, express, implied, statutory or otherwise, beyond those representations and warranties expressly given in this agreement, and it is understood that, without limiting such express representations and warranties, Seller's interest in the Company and the assets of the Company are being transferred as is and where is and with all faults. Without limiting the generality of the immediately preceding sentence, Seller hereby (a) expressly disclaims and negates any representation or warranty, express or implied, at common law, by statute or otherwise, relating to (i) the condition of the Subject Assets (including, without limitation, any implied or express warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials, or the presence or absence of any Hazardous Materials in or on, or disposed of or discharged from, the Subject Assets) (ii) any infringement by Seller or any of its Affiliates, including the Company, of any patent or proprietary

31145227.8

right of any Person and (iii) the Subsidiary Reorganization, including, without limitation, regarding the tax consequences of the Subsidiary Reorganization or whether the Subsidiary Reorganization was done in compliance with Laws; and (b) negates any rights of Buyer under statutes to claim diminution of consideration and any Claims by Buyer for damages because of defects, whether known or unknown, it being the intention of Seller and Buyer that Seller's interest in the Company and the assets of the Company are being transferred to and accepted by Buyer in their present condition and state of repair.

8.2	Damages.
Notwithstanding anything contained to the contrary in any other provision of this agreement, Seller and Buyer agree that, except for the amount specifically stipulated in Section 10.2, the recovery by any Party of any damages suffered or incurred by it as a result of any breach by another Party of any of its representations, warranties or obligations under this agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party (and the Indemnified Persons to which such obligations may extend under the express terms hereof) as a result of the breach by the breaching Party of its representations, warranties or obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party or any Indemnified Person for any indirect, consequential, special, exemplary or punitive damages (including any damages on account of lost profits or opportunities, business interruption or lost or delayed production) suffered or incurred by the non-breaching Party or any Indemnified Person as a result of the breach by the breaching Party of any of its representations, warranties or obligations hereunder. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not a Seller Indemnified Party, a Buyer Indemnified Party or an Affiliate of any of the foregoing and (ii) such damages are recovered against an Indemnified Person by a Person which is not a Seller Indemnified Party, a Buyer Indemnified Party or an Affiliate of any of the foregoing. This Section 8.2 shall operate only to limit a Party's liability and shall not operate to increase or expand any contractual obligation of a Party or cause any contractual obligation of a Party to survive longer than provided in Section 7.2.
ARTICLE IX
ASSUMPTION AND INDEMNIFICATION

9.1	Indemnification By Buyer.
From and after the Closing, Buyer shall be liable for, and as a separate covenant, indemnify, defend and hold Seller Indemnified Parties harmless from and against all Covered Liabilities incurred or suffered by a Seller Indemnified Party arising out of, relating to, or resulting from: (i) subject to the limitations of Section 7.2 and Article VIII, any breach of any of Buyer's representations, warranties or covenants made in this Agreement or in any certificate, instrument or other document delivered by Buyer pursuant to this Agreement; provided that nothing in this Section 9.1 shall be construed so as to cause Buyer to be liable to any Seller Indemnified Party or to indemnify any Seller Indemnified Party in connection with any breach of a representation or warranty if and to the extent that Seller had Knowledge prior to Closing of the event or matter constituting or comprising the subject matter of the misrepresentation or breach; or (ii) activities or operations or

31145227.8

business of the Company or the use or ownership of the Shares or the Subject Assets, including all Environmental Liabilities pertaining to the Subject Assets or operation thereof, whether before, on or after Closing, except, in the case of this clause (ii), to the extent that the Seller is required to indemnify a Buyer Indemnified Party pursuant to Section 9.2 as a result of a breach by Seller of any of its representations and warranties in Section 3.1 and Section 3.2.

9.2	Indemnification By Seller.
From and after the Closing, Seller shall be liable for, and as a separate covenant, indemnify, defend and hold Buyer Indemnified Parties harmless from and against all Covered Liabilities subject to the provisions of Section 7.2, Section 9.5, and Article VIII incurred or suffered by a Buyer Indemnified Party arising out of, relating to, or resulting from: (i) any breach of any of Seller's representations, warranties or covenants made in this Agreement or in any certificate, instrument or other document delivered by Seller pursuant to this Agreement; provided that nothing in this Section 9.2 shall be construed so as to cause Seller to be liable to any Buyer Indemnified Party or to indemnify any Buyer Indemnified Party in connection with: (i) any breach of a representation or warranty if and to the extent that Buyer had Knowledge prior to Closing of the event or matter constituting or comprising the subject matter of the misrepresentation or breach; (ii) the ownership of, or any activities or operations relating to, the Excluded Assets, including Environmental Liabilities pertaining to the Excluded Assets or the ownership or operation thereof or the transfer, assignment and conveyance of the Excluded Assets by the Company to Seller or its designated Affiliate; or (iii) any Taxes arising in connection with, as a result of, or related to, the Subsidiary Reorganization or any Taxes, interest, penalties or obligations to indemnify any person whether under contract or otherwise in connection with, as a result of, or related to any shares issued by the Company (or any predecessor to the Company) as "flow-through shares" within the meaning of the Income Tax Act.

9.3	Subject Litigation Indemnification
This Section 9.3 applies from and after the Closing. Seller agrees to indemnify and hold harmless Buyer and Company of and from any and all claims, demands, losses, causes of action, damages, lawsuits, judgments, settlements and any other costs, fees, disbursements and expenses directly related to the Subject Litigation. Buyer, Company and Seller acknowledge and agree that Seller retains the absolute and exclusive right to control the prosecution and defense of the Subject Litigation, which includes but is not limited to the retention of the absolute and exclusive control over and discretion in negotiating, accepting, offering, and executing any settlement of the Subject Litigation. Seller agrees to pay, directly, all costs and expenses incurred by or on behalf of the Seller, Buyer or the Company in connection with or related to the Subject Litigation, including, but not limited to, all legal fees and disbursements incurred by or on behalf of the Seller, Buyer or the Company in connection with such prosecution, defense or settlement of the Subject Litigation (other than the costs and expenses of separate counsel retained by the Company for the purpose of monitoring the Subject Litigation, which shall be at its own expense). In the event that any judgment, court order or settlement in respect of the Subject Litigation renders the Buyer or the Company responsible for the payment of any amount in connection with or related to the Subject Litigation, Seller shall pay such amount directly and without any requirement for the Company to advance or pay such amount. Seller has no obligation to obtain the advice, approval or consent of Buyer or

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Company in taking any action in the Subject Litigation. Notwithstanding anything in this Section 9.3 to the contrary, Buyer and Company will take no action related to the Subject Litigation without the prior express written consent of Seller, including any engagement of separate counsel to represent Buyer or the Company or any other actions that Buyer or the Company determine to be necessary or desirable to monitor the Subject Litigation, provided that Buyer or the Company may engage such separate counsel and monitor the litigation at its own expense. Buyer and Company shall promptly notify Seller of any correspondence, pleadings, documents, or communication (written or oral) received from any third-party that pertains to the Subject Litigation, and Buyer and Company shall promptly provide to Seller copies of any such received material. Buyer and Company each agree to execute and deliver such pleadings and other documents and to take such actions as may be reasonably necessary to carry out the prosecution, defense, and/or settlement, if any, of the Subject Litigation. Buyer and Company shall provide access to its books and records as is reasonably necessary for the prosecution and defense of the Subject Litigation, and the Company will make available an appropriate company representative(s) for the purpose of providing sworn and/or live testimony reasonably necessary for prosecution and defense of the Subject Litigation and Seller will reimburse Buyer and Company for reasonable and necessary travel and lodging expenses incurred therewith and, to the extent reasonably possible, will work cooperatively with the Buyer and Company to ensure such demands of the representative(s) of the Company and Buyer are made during times that are convenient with respect to the business objectives of the Company and the Buyer. Seller shall be entitled to any and all monetary awards in favor of Buyer or the Company by reason of any judgment, settlement, or court order with respect to the Subject Litigation.

9.4	Indemnification and Defense Procedures.
A Person which is entitled to be indemnified under Section 9.1 or Section 9.2 is herein referred to as an "Indemnified Person" and the Party which is obligated to indemnify an Indemnified Person under Section 9.1 or Section 9.2 is herein referred to as the "Indemnifying Party" with respect to the matter for which it is obligated to indemnify such Indemnified Person. All claims for indemnification under Section 9.1 and Section 9.2 shall be asserted and resolved as follows:

(e)
If a third party Claim for which an Indemnified Person is entitled to indemnity under Section 9.1 and/or Section 9.2 (an "Indemnified Claim") is made against an Indemnified Person, and if Buyer or Seller intends to seek indemnity with respect thereto by or from an Indemnifying Party pursuant to Section 9.1 and/or Section 9.2, then the Party electing to seek indemnity on behalf of such Indemnified Person shall promptly transmit to the Indemnifying Party a written notice ("Claim Notice") (i) notifying such Indemnifying Party of such Indemnified Claim and requesting indemnity on behalf of such Indemnified Person with respect to such Indemnified Claim under Section 9.1 and/or Section 9.2, as the case may be, (ii) setting forth the full name, address for all notices and the authorized Representatives of such Indemnified Person with respect to such Indemnified Claim, and (iii) describing in reasonable detail the nature of the Indemnified Claim, including a copy of all papers served with respect to such Indemnified Claim (if any) and the basis of such request for indemnification under Section 9.1 and/or Section 9.2, as the case may be. Failure to provide such Claim Notice promptly shall not affect the right of the Indemnified Person to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby; provided that the Indemnifying Party shall not be obligated to defend, indemnify

31145227.8

or otherwise hold harmless an Indemnified Person with respect to a third party Claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the Party seeking indemnity hereunder. Within thirty (30) days after receipt of any Claim Notice (the "Election Period") from a Party, the Indemnifying Party shall notify the Party who sent the Claim Notice (A) whether the Indemnifying Party disputes its potential liability to indemnify the Indemnified Person under Section 9.1 and/or Section 9.2, as the case may be, with respect to such third party Claim and (B) whether the Indemnifying Party desires to defend the Indemnified Person against such third party Claim; provided that, if the Indemnifying Party fails to so notify the Party who sent the Claim Notice during the Election Period, the Indemnifying Party shall be deemed to have elected to dispute such liability and not to defend against such third party Claim.

(f)
If the Indemnifying Party notifies the Party who sent the Claim Notice within the Election Period that the Indemnifying Party (i) does not dispute its liability to indemnify the Indemnified Person under Section 9.1 and/or Section 9.2, as the case may be, and (ii) elects to assume the defense of such Indemnified Person with respect to such third party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such third party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.4(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement (or settle or compromise any such third party Claim in a manner) which provides for or results in any payment by or liability of the Indemnified Person of or for any damages or other amount, any Lien, charge or encumbrance on any property of the Indemnified Person, any finding of responsibility or liability on the part of the Indemnified Person or any sanction or restriction upon the conduct of any business by the Indemnified Person without the Indemnified Person's express written consent, which consent shall not be unreasonably withheld. The Indemnified Person is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Person shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not reasonably expected to be prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Person agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any such third party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint against any Person (other than a Buyer Indemnified Party, if the Indemnified Person is a Buyer Indemnified Party, or a Seller Indemnified Party, if the Indemnified Person is a Seller Indemnified Party). The Indemnified Person may participate in, but not control, any defense or settlement of any third party Claim controlled by the Indemnifying Party pursuant to this Section 9.4(b), and the Indemnified Person shall bear its own costs and expenses with respect to such participation. The prosecution of the defense of a third party Claim with reasonable diligence shall include the taking of such action (including the posting of a bond, deposit

31145227.8

or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Person for payment of such third party Claim.

(g)
If the Indemnifying Party (i) fails to notify the Party who sent the Claim Notice within the Election Period that the Indemnifying Party elects to defend the Indemnified Person pursuant to Section 9.4(b) or (ii) elects to defend the Indemnified Person pursuant to Section 9.4(b) but fails to prosecute the defense of (or to settle) the third party Claim with reasonable diligence, then the Indemnified Person shall have the right to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), the third party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Person to a final conclusion or settled. The Indemnified Person shall have full control of such defense and proceedings; provided, however, that the Indemnified Person may not enter into any compromise or settlement of such third party Claim, without the Indemnifying Party's express written consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Person pursuant to this Section 9.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(h)
If an Indemnified Person is entitled to indemnity under Section 9.1 and/or Section 9.2 for a Claim or other matter which does not involve a third party Claim, and if Buyer or Seller intends to seek indemnity on behalf of an Indemnified Person with respect thereto by or from an Indemnifying Party pursuant to Section 9.1 and/or Section 9.2, then the Party electing to seek indemnity on behalf of an Indemnified Person shall promptly transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of such Claim or other matter, the Indemnified Person's reasonable estimate of the amount of damages attributable to such Claim or other matter and the basis for the Indemnified Person's entitlement to indemnification under Section 9.1 and/or Section 9.2, as the case may be. If the Indemnifying Party does not notify the Party who sent such notice within thirty (30) days from its receipt of such notice that the Indemnifying Party does not dispute such Claim for indemnity, the Indemnifying Party shall be deemed to have disputed such Claims.

9.5	Seller's General Liability Limitation.

(a)	Notwithstanding anything contained to the contrary in this Agreement:

(i)
in no event shall Seller's aggregate liability arising out of or relating to Section 9.2 with respect to a breach by Seller of any representation or warranty made by Seller in this Agreement and any agreements, instruments and other documents delivered pursuant to the terms hereunder exceed an amount equal to thirty-five percent (35%) of the Base Purchase Price, other than in respect of the indemnity provided in Section 9.3;

(ii)
no individual Claim by an Indemnified Person may be made against Seller for any Claim hereunder unless such Covered Liabilities with respect to such Claim exceed an amount equal to One-Hundred Thousand Dollars ($100,000.00), other than any

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Claim or Claims regarding Section 4.9(b) or the indemnity provided in Section 9.3; and

(iii)
Seller shall not be required to indemnify any Person under Section 9.2 with respect to a breach of any representation or warranty made by Seller in this Agreement or any agreements, instruments and other documents delivered pursuant to the terms hereunder unless the aggregate amount which would otherwise be payable by Seller thereunder with respect to all breaches of any such representations and warranties exceeds an amount equal to One Million Dollars ($1,000,000.00) (the "Deductible Amount"), other than any Claim or Claims regarding Section 4.9(b) or the indemnity provided in Section 9.3, and in such event, Seller shall be responsible for only the amount in excess of the Deductible Amount.

(b)
Notwithstanding anything herein provided to the contrary but without in any way affecting the obligations of Buyer to notify Seller of a third party Claim pursuant to Section 9.4, Seller shall not have any liability to any Person with respect to any Covered Liability pursuant to Section 9.2 unless and until Buyer enforces any and all of the rights and remedies that Buyer (or such Buyer Indemnified Party) may have with respect to such Covered Liability against any other Person pursuant to (i) any insurance maintained for the joint account under any operating agreement with respect to the Subject Assets and (ii) any other agreements for insurance, indemnification, guarantee or similar assurances which may be included in the Subject Assets.

(c)
Claims arising from adjustments to the Net Cash Flow or the Working Capital Adjustment pursuant to Section 2.7 shall not be subject to the threshold and limitation set forth in Section 9.5(a), with the intention that the full amount all such Claims shall be payable by the applicable Party.

9.6	Exclusive Remedy.
Seller and Buyer acknowledge and agree that from and after the Closing the indemnification provisions of this Article IX are the sole and exclusive remedy of Seller and Buyer for the breach of any representation or warranty or nonfulfillment of any covenant or agreement to be performed at or prior to Closing on the part of Seller or Buyer under this Agreement or confirmed in any certificate delivered pursuant hereto, and Seller does hereby release, acquit and forever discharge all Buyer Indemnified Parties and Buyer does hereby release, acquit, and forever discharge all Seller Indemnified Parties from any such other remedies; provided, however, that either Party shall be entitled to pursue all remedies available at Law or in equity (including specific performance and injunctive relief without the necessity of posting bond) for any breach by the other Party of the provisions of the Confidentiality Agreement, as the case may be.
ARTICLE X
TERMINATION; REMEDIES

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10.1	Termination.

(d)	Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(iv)	By the mutual written agreement of Seller and Buyer;

(v)
If the Closing has not occurred by 5:00 p.m., Calgary time, on May 31, 2014 (the "Termination Effective Time"), then (A) by Seller if any condition specified in Section 5.1 has not (1) been satisfied on or before the Termination Effective Time and (2) theretofore been waived by Seller, or (B) by Buyer if any condition specified in Section 5.2 has not (1) been satisfied on or before the Termination Effective Time and (2) theretofore been waived by Buyer; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such time did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such Party that is required to be fulfilled on or prior to the Closing;

(vi)
By Seller, if on the Closing Date (A) Seller is not then in material breach of any provision of this Agreement, and (B) Buyer shall have breached its representations, warranties, covenants or agreements contained in this Agreement, which breach results in the failure of a condition set forth in Section 5.1(a), Section 5.1(b) or Section 5.1(c); or

(vii)
By Buyer, if on the Closing Date (A) Buyer is not in material breach of any provision of this Agreement, and (B) Seller shall have breached its representations, warranties covenants or agreements contained in this Agreement, which breach results in the failure of a condition set forth in Section 5.2(a), Section 5.2(b), Section 5.2(c) or Section 5.2(e).

(e)
Effect of Termination. In the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, written notice thereof shall forthwith be given by the terminating Party to such other Party, and this Agreement shall thereupon terminate; provided, however, that Section 10.2, Article VIII and Article XI shall survive such termination and Buyer will continue to be bound by its respective obligations set forth in the Confidentiality Agreement following such termination. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

10.2	Remedies.

(a)
General. Except as set forth in Section 4.13, Article IX, Section 11.5 or this Section 10.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

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(b)
Seller's Remedies. Notwithstanding anything herein provided to the contrary, if Seller has the right to terminate this Agreement pursuant to Section 10.1(a)(ii)(A) or Section 10.1(a)(iii), in either case, due to the failure of the conditions in Section 5.1(a), Section 5.1(b) or Section 5.1(c) to have been satisfied, Seller, at its sole option, may (A) enforce specific performance of this Agreement in accordance with Section 10.2(d), or (B) terminate this Agreement, and in such case, Seller shall be entitled to retain the Cash Deposit free and clear of any Claims by Buyer thereto, and Buyer and Seller shall promptly, and in any event within two (2) Business Days following such termination deliver written instructions to the Escrow Agent directing the Escrow Agent to disburse the Cash Deposit to Seller..

(c)	Buyer's Remedies. Notwithstanding anything herein provided to the contrary:

(viii)
If this Agreement is terminated by any Party pursuant to Section 10.1(a)(i), Buyer shall be entitled to have refunded to it the Cash Deposit free and clear of any Claims by Seller thereto and Buyer and Seller shall promptly, and in any event within two (2) Business Days following such termination, deliver written instructions to the Escrow Agent directing the Escrow Agent to disburse the Cash Deposit to Buyer.

(ix)
If Buyer has the right to terminate this Agreement pursuant to Section 10.1(a)(ii)(B) or Section 10.1(a)(iv), in either case, due to the failure of the conditions in Section 5.2(a), Section 5.2(b), Section 5.2(c) or Section 5.2(e) to have been satisfied, Buyer, at its sole option, may (A) enforce specific performance of this Agreement in accordance with Section 10.2(d), or (B) terminate this Agreement and, in such case, Buyer shall be entitled to (i) have refunded to it the Cash Deposit free and clear of any Claims by Seller thereto and Seller shall promptly and in any event within two (2) Business Days following such termination, deliver written instructions to the Escrow Agent directing the Escrow Agent to disburse the Cash Deposit to Buyer; and (ii) without restriction to (i) immediately above, pursue whatever other remedies may be available to Buyer at law or in equity.

(x)
If Buyer has the right to terminate this Agreement pursuant to Section 10.1(a)(ii)(B) due to the failure of the condition set forth in Section 5.2(d) or Section 5.2(f) to have been satisfied or Seller has the right to terminate this Agreement pursuant to Section 10.1(a)(ii)(A) due to the failure of the condition set forth in Section 5.1(d) or Section 5.1(e) to have been satisfied, Buyer or Seller may, as the case may be, terminate this Agreement and, in such case, Buyer shall be entitled to have refunded to it the Cash Deposit free and clear of any Claims by Seller thereto as its sole and exclusive remedy against Seller and Seller shall promptly, and in any event within two (2) Business Days following such termination, deliver written instructions to the Escrow Agent directing the Escrow Agent to disburse the Cash Deposit to Buyer.

(d)
Equitable Remedies. The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to equitable remedies, including specific performance, a restraining order and interlocutory, preliminary and

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permanent injunctive relief and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.
ARTICLE XI
MISCELLANEOUS

11.1	Counterparts.
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to such other Party.

11.2	Notices.
Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (a) delivered in person, by courier mail to the Person to be notified, with receipt obtained, or (b) sent by facsimile, with "answer back" or other "advice of receipt" obtained, in each case to the appropriate address or number as set forth below. Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by facsimile after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt. Notices to Seller shall be addressed as follows:
Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
Attention:    General Counsel
Facsimile:    832.369.6992
With copy (which shall not constitute notice) to:
Blake, Cassels & Graydon LLP
855 – 2nd Street S.W., Suite 3500
Calgary, Alberta T2P 4J8
Attention:    Chad Schneider
Facsimile:    403.260.9700
or at such other address or to such other facsimile number and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:
Steppe Resources Inc.
450, 440 – 2nd Avenue S.W.
Calgary, Alberta T2P 5E9

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Attention:    President & Chief Executive Officer
Facsimile:    403.764.1868
With copy (which shall not constitute notice) to:
Burnet, Duckworth & Palmer LLP
525 – 8th Ave S.W.
Calgary, AB T2P 1E3
Attention:    Jacob Hoeppner
Facsimile:    403.260.0332
or at such other address or to such other facsimile number and to the attention of such other Person as Buyer may designate by written notice to Seller.

11.3	Governing Law; Venue; Jurisdiction.

(d)
This Agreement and the Transactions contemplated hereby shall be governed by and interpreted in accordance with the Laws of the Province of Alberta without giving effect to principles thereof relating to conflicts of law rules that would direct the application of the Laws of another jurisdiction.

(e)
The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in the Court of Queen's Bench of Alberta and all courts of appeal therefrom and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside Canada by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a provincial or federal court in Calgary, Alberta, with respect to any matter under this Agreement shall be binding.

(f)
To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.3(b).

31145227.8

11.4	Entire Agreement.
This Agreement, the Appendix, Schedules hereto, the Confidentiality Agreement, the Deposit Escrow Agreement and the Tax Escrow Agreement contain the entire agreement among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to herein. The headings herein are for convenience only and shall have no significance in the interpretation hereof.

11.5	Expenses.
Buyer shall be responsible for all recording, filing or registration fees relating to the filing, recording or registration of any instruments transferring title to the Shares to Buyer from Seller. Except as otherwise provided in Section 10.2, all other costs and expenses incurred by each Party in connection with all things required to be done by it hereunder, including legal fees on a full indemnity basis, accountant fees and the expense of title examination, shall be borne by the Party incurring same.

11.6	Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, the respective rights and obligations of the Parties shall not be assignable or delegable by any Party without the express written consent of each non-assigning or non-delegating Party.

11.7	Amendments and Waivers.
This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

11.8	Lawyers' Fees.
The prevailing Party or Parties in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable solicitors' fees from the non-prevailing Party or Parties.

11.9	Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of

31145227.8

the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.10	Appendix and Schedules.
The Appendix and all Schedules hereto which are referred to herein are hereby made a part of this Agreement and incorporated herein by such reference.

11.11	Interpretation.
It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions that this Agreement contemplates. In construing this Agreement:

(a)	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)	the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

(c)	a defined term has its defined meaning throughout this Agreement and each Appendix, and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)
each Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any Schedule, the provisions of the main body of this Agreement shall prevail;

(e)	the term "cost" includes expense and the term "expense" includes cost; and

(f)	all references to "Dollars" or "$" shall be deemed references to Canadian dollars, unless otherwise indicated.

11.12	Agreement for the Parties' Benefit Only.
Except to the extent provided in Section 4.7 and Section 4.9, this Agreement is for the sole benefit of Buyer and Seller and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement. Any Indemnified Person which is a third Person shall be indemnified and held harmless under the terms of this Agreement only to the extent that a Party expressly elects to exercise such right of indemnity and hold harmless on behalf of such third Person Indemnified Person pursuant to Section 9.3; and no Party shall have any direct liability or obligation to any third Person or be liable to any third Person for any election or non-election or any act or failure to act under or in

31145227.8

regard to any term of this Agreement. Any claim for indemnity or hold harmless hereunder on behalf of an Indemnified Person must be made and administered by Buyer or Seller, as the case may be.

11.13	Time of Essence.
Time is of the essence in this Agreement. If the date specified in this Agreement for giving notice or taking action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required is given or action taken) shall be the next day which is a Business Day.
[SIGNATURE PAGE FOLLOWS]

31145227.8

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties on the day first above written.
SELLER:
MAGNUM HUNTER RESOURCES CORPORATION,
a Delaware corporation

By:     /s/ Gary C. Evans

Name: Gary C. Evans

Title: Chairman and CEO

BUYER:
STEPPE RESOURCES INC.,
an Alberta corporation

By:     /s/ Garnet Giroux

Name: Garnet Giroux

Title: President & CEO

Execution page for the Share Purchase Agreement dated as of April 21, 2014 between Magnum Hunter Resources Corporation and Steppe Resources Inc.

31145227.8

APPENDIX A
Attached to and made part of that certain
Share Purchase Agreement, dated April 21, 2014
between Magnum Hunter Resources Corporation, as "Seller,"
and Steppe Resources Inc., as "Buyer"
DEFINITIONS
"Action" shall mean any action, suit or other proceeding by or before any Governmental Authority or any arbitration proceeding before any arbitral tribunal.
"Adjusted Purchase Price" shall be as defined in Section 2.2.
"Adjustment Period" shall be as defined in Section 2.6(a)(i).
"Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.
"Agreement" shall be as defined in the Preamble.
"Asset Taxes" shall mean ad valorem, property, excise, severance, production, sales, use, or similar taxes (including any interest, fine, penalty, or addition to tax imposed by a Taxing Authority in connections with such Taxes) based on operation or production or ownership of the Subject Assets or the production of hydrocarbons therefrom but excludes for the avoidance of doubt income, capital gain, capital, franchise, employment taxes and any overriding royalties.
"Bakken Hunter" shall mean Bakken Hunter, LLC, an Affiliate of Seller.
"Base Purchase Price" shall be as defined in Section 2.2.
"BMO Credit Agreement" means that Amended and Restated Credit Agreement dated May 2, 2011 between the Bank of Montreal and the Company, as amended from time to time and including all ancillary documents in connection therewith.
"Business Day" shall mean any day that is not a Saturday, Sunday or legal holiday recognized by the Province of Alberta.
"Buyer Indemnified Parties" shall mean Buyer, Buyer's Affiliates and each of Buyer's and its Affiliates' respective past, present and future directors, officers, employees, consultants, agents and other Representatives.
"Buyer" shall be as defined in the Preamble.
"BDJ" shall mean BDJ Energy Inc.
"BDJ PSA" means the Purchase and Sale Agreement made as of March 31, 2014 between Company, as seller, and BDJ, as buyer.

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"Callco" means MHR Callco Corporation, a corporation incorporated under the Laws of the Province of Alberta, and prior to the completion of the Subsidiary Reorganization, a wholly-owned subsidiary of Seller.
"Cash Deposit" shall be as defined in Section 2.3.
"Certificate Release Amount" shall be as defined in Section 2.4(f).
"Claim" shall mean any suit, demand or action of any type, however, styled by or before any Governmental Authority.
"Claim Notice" shall be as defined in Section 9.4(a).
"Closing" shall mean the consummation of the transactions contemplated by Article VI.
"Closing BDJ Assignment Agreement" shall be as defined in Section 4.15.
"Closing Date" shall be as defined in Section 6.1.
"Closing Time" shall be as defined in Section 2.6(a)(i).
"Commissioner" means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or his designee.
"Company" shall be as defined in the Recitals.
"Company Financial Statements" shall be as defined in Section 4.12(a).
"Competition Act" means the Competition Act (Canada) and the regulations promulgated thereunder.
"Competition Act Approval" means either one or more of the following shall have occurred in respect of the transactions contemplated by the Agreement:

(a)	the issuance of an advance ruling certificate under section 102 of the Competition Act, provided that such advance ruling certificate has not been rescinded prior to the Closing Date; or

(b)
(i) the expiry or termination of the waiting period under section 123 of the Competition Act, or waiver by the Commissioner pursuant to section 113(c) of the Competition Act, and (ii) the Commissioner advising the Buyer that he does not intend to make an application to the Competition Tribunal under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and such advice has not been rescinded prior to the Closing Date;

"Confidentiality Agreement" shall mean the agreement entitled "Confidentiality Agreement"" dated October 31, 2013 among Company, Seller and Buyer, as amended, and the agreement entitled "Confidentiality Agreement" dated January 6, 2014 among Company, Seller and Buyer.
"Contracts" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.

31145227.8

"Control" shall mean the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and "Controlled by" and "Controlling" have the meaning correlative thereto.
"Covered Liabilities" shall mean any and all debts, losses, liabilities, duties, Claims (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Claim or Action), Taxes, costs and expenses (including any legal fees on a fully indemnity basis and any and all expenses whatsoever incurred in investigating, preparing or defending any Claim or Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.
"CRA" shall mean the Canada Revenue Agency or any successor entity.
"Dedicated Gas" means all natural gas and associated natural gas liquids owned or controlled by Company produced from the wells currently connected via pipeline to the multi-well oil battery owned and operated by Company at 12-11-01-10 W2M and future wells which will be connected if deemed economical at the Company's sole discretion based on reasonable and economic efforts.
"Deductible Amount" shall be as defined in Section 9.5(a)(iii).
"Deposit Escrow Agreement" shall be as defined in Section 2.3.
"Designated Employees" means R. Glenn Dawson, William Irwin, Terry Schneider, Tim Bushell, Jennifer Lyall and Elsa Boca-Hobbs.
"Effective Date" shall mean March 1, 2014.
"Effective Time" shall mean 12:01 A.M., Calgary time, on the Effective Date.
"Election Period" shall be as defined in Section 9.4(a).
"Employees" shall be as defined in Section 3.1(p)(i).
"Environment" and "Environmental" means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components.
"Environmental Laws" means all Laws respecting the protection of, or the control, Remediation or reclamation of, or the contamination or pollution of, the Environment.
"Environmental Liabilities" means all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, supplemental Environmental projects in lieu of any fines, penalties or sanctions, and interest incurred as a result of any claim or demand by any Person or in response to any violation of or liability under Environmental Law, whether known or unknown, accrued or contingent, whether

31145227.8

based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, which relates to any Environmental, health or safety condition, violation of Environmental Law or a release or threatened release of, or exposure to, Hazardous Materials and/or NORM, including all obligations and liabilities, known or unknown, with respect to the Subject Assets or Excluded Assets, as the case may be, relating to on- or off-site ground water, surface water, sediment, or soil in accordance with applicable agreements and Laws, including any obligations to pay for or perform the assessment, remediation, removal or disposal of NORM, asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, produced waters and hydrocarbons, hazardous substances, or other liabilities arising under or relating to Environmental Laws or Environmental obligations in applicable agreements with respect to the Subject Assets or the Excluded Assets, as the case may be.
"Equipment" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Escrow Agent" shall mean Blake, Cassels & Graydon LLP, as legal counsel to Seller.
"Exchangeco" means MHR Exchangeco Corporation, a corporation incorporated under the Laws of the Province of Alberta, and prior to the completion of the Subsidiary Reorganization, a wholly-owned subsidiary of Callco.
"Excluded Assets" shall be as defined in Section 4.13.
"FERC" means the Federal Energy Regulatory Commission of the United States of America.
"FERC Application" means that certain Application of Bakken Hunter for Natural Gas Act Section 3 Authorization and Presidential Permit to Construct Natural Gas Pipeline Facilities at the United States of America-Canada Border filed with FERC on December 2, 2013.
"Final Adjustment Statement" shall be as defined in Section 2.7(a).
"Former WHC" means the Company, as it existed prior to the completion of the Subsidiary Reorganization.
"Fundamental Representations" shall be as defined in Section 7.2.
"Gas Purchase Agreement" means an agreement between Company and Bakken Hunter providing for the sale and delivery of all Dedicated Gas by Company to Bakken Hunter, which agreement shall include the terms set forth on Schedule 4.14, Part II and such other terms mutually satisfactory to Buyer and Bakken Hunter, each acting reasonably.
"General Conveyance” shall be as defined in Section 4.13.
"Governmental Authority" means any: (i) federal, national, provincial, territorial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign; (ii) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or

31145227.8

administrative powers or functions of or pertaining to government; (iii) court, arbitrator, tribunal, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (iv) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over Seller, Buyer, the Company, the Shares, the Subject Assets or the Transaction.
"Grapevine Invoices" means those accounts payable invoices and joint interest billing invoices related to the Company which are located at the offices of Seller in Grapevine, Texas.
"Hazardous Materials" shall mean petroleum substances (including crude oil and any components, fractions, by-products or derivatives thereof), exploration and production wastes, any substance defined or regulated as a hazardous substance, toxic substance, hazardous waste, hazardous material, radioactive material, radioactive waste, pollutant, or contaminant by any Environmental Law, including asbestos, polychlorinated biphenyls, and naturally occurring radioactive materials, and any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.
"Hydrocarbon Interests" shall mean (a) mineral servitudes and leases affecting, relating to or covering any oil, gas and other hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests in oil, gas or other hydrocarbons in place, (c) royalty interests in oil, gas or other hydrocarbons in place, (d) any other interest in oil, gas or other hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including any sublease, farmout or farmin agreement or production payment affecting any interest or estate in oil, gas or other hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.
"Income Tax Act" means the Income Tax Act R.S.C. 1985, c.1 (5th Supplement) and the regulations promulgated thereunder, all as amended from time to time.
"Indemnified Claim" shall be as defined in Section 9.4(a).
"Indemnified Person" shall be as defined in Section 9.3.
"Indemnifying Party" shall be as defined in Section 9.3.
"Independent Accounting Firm" means a chartered accountant or firm of chartered accountants with an office located in Calgary, Alberta, having relevant experience respecting oil and gas accounting matters, as chosen by Buyer from amongst three candidates put forward by Seller which firm is, where applicable, "independent" to Buyer and Seller, as such term is defined in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.
"Initial Adjustment Amount" shall be as defined in Section 2.6(a).
"Initial Adjustment Statement" shall be as defined in Section 2.6(a).

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"Knowledge" shall mean (a) with respect to Seller, the actual knowledge (excluding any imputed or implied knowledge of any kind) of any fact, circumstance or condition by Glenn Dawson, William Irwin, Terry Schneider and Tim Bushell, and (b) with respect to Buyer, the actual knowledge (excluding any imputed or implied knowledge of any kind) of any fact, circumstance or condition by Garnet Giroux, Mark Munro, Dave Erickson and Dan Dugas.
"Lands" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Law" means, in relation to any Person, transaction or event, all applicable laws, statutes, ordinances, decrees, rules, regulations, by-laws, legally enforceable policies, codes or guidelines, judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, directives, rulings or awards, and conditions of any grant of approval, permission, certification, consent, registration, authority or licence by any Governmental Authority, by which such Person is bound or having application to the transaction or event in question.
"Leases" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Lien" shall mean any mortgage, pledge, lien, security interest, or other encumbrance.
"Material Adverse Effect" shall mean any event, result, consequence, condition, matter or circumstance which (a) materially adversely affects the Subject Assets, taken as a whole, or the ownership, operations, results of operations or the value of the Subject Assets, taken as a whole (after taking into account, in each case, any insurance, condemnation award, indemnity and other recoveries payable in respect thereof) or (b) materially impairs, prevents or delays Seller's ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided that the following shall not be deemed to constitute a Material Adverse Effect: any effect resulting from (i) any change in economic, industry, financial, market or political conditions (whether general or regional in nature or limited to any area where any Subject Assets are located), (ii) any change in Law, regulatory policy or accounting rules, except to the extent that such change in Law prohibits, severely restricts or significantly increases the cost of any currently used techniques for drilling, completion and fracking operations, (iii) entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (iv) any matter, contract or agreement set forth on a schedule hereto as of the date hereof, or (v) any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism.
"Material Contract" means, in relation to the Company, the following agreements:

(a)	any employment agreement;

(b)	any lease of personal property having a value in excess of $100,000.00 and any lease for office premises or other real property;

(c)	any area of mutual interest, non-competition or area of exclusion agreement;

(d)	any agreement, contract or commitment relating to the disposition or acquisition of assets outside the ordinary course of the Company's business;

31145227.8

(e)	any agreements with Seller or Seller's Affiliates which are not in the ordinary course of the business of the Company and its Affiliates;

(f)	any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit over $100,000.00; or

(g)
any other agreement, contract or commitment that involves (A) $100,000.00 individually or $250,000.00 in the aggregate or more and is not cancellable without penalty within 90 days, (B) minimum purchase commitments by the Company, or (C) ongoing service or support obligations and that are not cancellable without penalty or refund within 90 days;

provided that this definition shall not include any agreements with shareholders of Company that may contain any indemnities to such shareholders.
"ND Pipeline" means an approximately 5,372 feet (1.02 miles) long high-density polyethylene, sweet, natural gas gathering pipeline extending from the Oneok Meter Site north to an interconnection point with the SK Pipeline on the Canada/USA International Boundary, with a nominal diameter of ten inches (10"), a maximum operating pressure of eighty pounds per square inch gauge (80 psig), and a design capacity of approximately five million standard cubic feet per day (5 mmscfd).
"ND Pipeline Approvals" means authorization from FERC for Bakken Hunter to site, construct and operate the ND Pipeline as detailed in the FERC Application and issuance of the Presidential Permit referenced in the FERC Application.
"ND Pipeline Completion Date" means the later of (i) the date on which all ND Pipeline Approvals have been obtained and (ii) the Closing Date.
"ND Pipeline Construction, Ownership and Operating Agreement" means an agreement between Company and Bakken Hunter providing for, on the terms set forth on Schedule 4.14, Part I and such other terms mutually satisfactory to Buyer and Bakken Hunter, each acting reasonably, the construction, ownership and operation of the ND Pipeline by Bakken Hunter, at the sole cost and expense of Buyer.
"Net Cash Flow" shall be as defined in Section 2.6(b).
"NORM" shall mean naturally occurring radioactive material.
"Office Lease" shall means that certain Office Lease dated June 25, 2003, as amended and assigned from time to time, between 444-5th Avenue SW Limited Partnership, as landlord, and the Company, as tenant.
"Oneok Meter Site" means that certain meter site on the Oneok Rockies Divide County gas gathering system, owned and operated by ONEOK Rockies Midstream, LLC at NE ¼ 35-164N-97W Divide County, North Dakota.
"Party" and "Parties" shall be as defined in the Preamble.

31145227.8

"Permits" shall be as defined in Section 3.1(g).
"Permitted Liens" shall mean any of the following matters:

(a)	All agreements, instruments, documents, Liens, and other matters which are described in Schedule B or any other Schedule to this Agreement;

(b)
Any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Subject Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Subject Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith and listed in Schedule B;

(c)	Any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and listed in Schedule B;

(d)	Any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Subject Assets;

(e)	All Transfer Requirements and Preference Rights;

(f)
Any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with the operation of the portion of the Subject Assets burdened thereby;

(g)	Any obligations, prohibitions, restrictions, terms or provisions similar to those contained in or under any operating agreement to which the Subject Assets are subject;

(h)
All agreements and obligations relating to (1) imbalances with respect to the production, gathering, transportation or processing of gas, (2) calls or purchase options on oil, gas or other minerals exercisable at current fair market prices or the posted prices of such purchaser, or (3) processing rights or commitments to which the Subject Assets are subject;

(i)	All royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to which the Subject Assets are subject;

(j)
All Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Subject Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Subject Assets; (iii) to use any Subject Asset in a manner which does not materially impair the use or value of such property for the purposes for which it is

31145227.8

currently owned and operated; or (iv) to enforce any obligations or duties affecting the Subject Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(k)
The terms and conditions of the Subject Interests and all contracts and agreements relating to the Subject Interests, including exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, area of mutual interest agreements, and right-of-way agreements;

(l)
Rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

(m)	All consents and approvals of or filings with applicable Governmental Authorities in connection with assignments of the Subject Assets.
"Person" shall mean any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or other entity or organization.
"Pre-Closing BDJ Assignment Agreement” shall be as defined in Section 4.15.
"Pre-Closing Tax Periods" shall mean all taxable periods ending on or before the Closing Date.
"Preference Right" shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Subject Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
"Prime Rate" means the variable annual rate of interest charged by the Bank of Montreal, Main Branch, Calgary, Alberta (or its successor), as its reference rate of interest for calculating interest on variable rate commercial loans made in Canadian dollars in Canada to its most creditworthy customers.
"Records" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Remediation" or "Remediate" shall mean investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws with respect to soil, land surface, groundwater, sediment, surface water, the ambient Environment or subsurface strata or otherwise for the protection of human health and the Environment or to restore a property or operation to compliance with Environmental Laws.
"Remittance Date" shall be defined in Section 2.4(b).
"Representatives" means a Party's respective directors, officers, employees, legal advisors, investment advisors, engineering advisors and accountants.

31145227.8

"Retention Bonuses" shall be as defined in Section 3.1(q).
"Section 116 Certificate" shall be as defined in Section 2.4(a).
"Seller" shall be as defined in the Preamble.
"Seller Indemnified Parties" shall mean Seller, Seller's Affiliates (other than the Company) and each of Seller's and its Affiliate's (other than the Company) respective past, present and future shareholders, directors, officers, employees, consultants, agents and other Representatives.
"Seller Marks" shall be as defined in Section 4.8.
"Shares" shall be as defined in the Recitals.
"SK Pipeline" means the proposed natural gas pipeline extending from the existing multi-well oil battery owned and operated by Company as of the date hereof and located at 12-11-01-10 W2M, Saskatchewan, Canada to an interconnection point with the ND Pipeline on the Canada/USA International Boundary.
"Subject Assets" shall mean the following assets and properties of the Company except to the extent any of the same constitute an Excluded Asset:

(a)
all right, title and interest of the Company in and to all Hydrocarbon Interests, other properties and interests described in Schedule A (the "Leases") and the lands covered by, pooled or unitized with or subject to the Leases (the "Lands");

(b)	all right, title and interest of the Company in and to all oil, gas, water or injection wells and future drillsites located on the Lands, including those described in Schedule A (the "Wells");

(c)
all right, title and interest of the Company in and to all unitization, pooling and communitization agreements, declarations and orders in effect with respect to any of the Leases or Wells or the units created thereby and all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof (the "Units");

(d)
all other Hydrocarbon Interests of the Company in, to or under, derived or subject to the Leases, Lands or Wells, even though such interests of the Company may be incorrectly described or referred to in, or a description thereof may be omitted from Schedule A (such interests, together with the Leases, the Lands, the Wells, and the Units, the "Subject Interests");

(e)
all right, title and interest of the Company in and to all surface leases, rights of way, easements and other rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands and other lands used primarily in connection with the exploration, development or operation of the Subject Interests or the transportation, marketing or disposition of oil, gas or other hydrocarbons, water or other substance produced therefrom, including those described in Schedule A (the "Surface Contracts");

31145227.8

(f)
all right, title and interest of the Company in and to all personal property used or held for use primarily in connection with the exploration, development or operation of the Subject Interests or the transportation, marketing or disposition of Hydrocarbons, water or other substance produced therefrom, including all equipment, machinery, vehicles, materials, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, water disposal facilities, processing and separating facilities, compression facilities, gathering systems, casing, rods, tanks, boilers, tubing, pumps, motors, machinery, monitoring equipment, pipe, tubular goods, equipment inventory, fixtures and other tangible personal property and improvements and specifically including those described in Schedule A (the "Equipment");

(g)
all right, title and interest of the Company in and to all other real and personal property located upon the Lands or lands covered by the Surface Contracts and primarily used in connection with the exploration, development or operation of the Subject Interests;

(h)
all right, title and interest of the Company in and to all sales contracts, purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, drilling contracts, other service agreements, transportation, marketing, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments, in each case, to the extent related to the exploration, development or operation of the Subject Interests or the transportation, marketing or disposition of oil, gas or other hydrocarbons, water or other substance produced therefrom (the "Contracts");

(i)
originals or, if an original is not in Seller's or the Company's possession, all digital or hard copies of any and all of the Company's books, records and files, including all Surface Contract and Contract files, lease files, land files, wells files, well logs and other well data, maps, division order files, abstracts, title files, title opinions, production files, drilling reports, ad valorem property and production or severance tax files, technical, engineering and maintenance files, operations, environmental, safety, production records, and other similar information, in each case, (i) relating to the Subject Interests, Equipment, Surface Contracts or Contracts, or the ownership, use, maintenance or operation thereof, or the other Subject Assets, and (ii) in Seller's or the Company's possession or control (the "Records");

(j)
all (i) oil, gas and other hydrocarbons produced from and to the extent attributable to the Subject Interests with respect to all periods subsequent to the Effective Time and (ii) proceeds from or of such oil, gas and other hydrocarbons; and

(k)	all seismic, geological, geophysical, engineering, and other data and interpretations, files and records (in whatever form).
"Subject Interests" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Subject Litigation" means the lawsuit defined in Schedule 3.1(f).

31145227.8

"Subsidiary Reorganization" means the transactions comprised of: (i) the wind-up of Exchangeco into Callco as completed on November 15, 2013; (ii) the amalgamation of Callco and Former WHC as completed on November 15, 2013 and accompanying name change; (iii) the settlement of certain intercompany debt between Seller and the Company, and between the Company and WHI, as completed on November 22, 2013; and (iv) the distribution of the WHI Shares by the Company to the Seller, as completed on November 22, 2013.
"Surface Contracts" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Tableland 12-11 Oil Battery Gas Sales Meter" means the proposed gas sales meter located at the discharge to the gas compressor located at the multi-well oil battery owned and operated by Company as of the date hereof and located at 12-11-01-10 W2M, Saskatchewan.
"Tax" or "Taxes" shall mean (i) any federal, state or local income, gross receipts, ad valorem, sales and use, goods and services, harmonized sales, employment, social security, disability, occupation, property, severance, value added, transfer, excise, withholding, premium, federal or provincial capital taxes, occupation or other taxes, levies or other like assessments, customs, duties, imposts, charges, unclaimed property and escheat obligations, surcharges or fees imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition attributable thereto, and (ii) any liability in respect of any items described in (i) that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.
"Tax Escrow Agreement" shall mean the tax escrow agreement in the form attached hereto as Schedule 2.4(a).
"Tax Return" shall mean any return, report or similar statement or form required to be filed with a Taxing Authority with respect to any Tax (including any attached schedules and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax.
"Taxing Authority" means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax.
"Terminated Employees" shall be as defined in Section 4.9(a).
"Termination Amount" shall be as defined in Section 4.9(a).
"Termination Effective Time" shall be as defined in Section 10.1(a)(ii).
"Transaction" means the purchase and sale of the Shares and the other transactions contemplated by this Agreement incidental thereto.
"Transfer Requirement" shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Subject Asset or any interest therein other

31145227.8

than those customarily obtained from or made or complied with any Governmental Authority following the closing in transactions of this nature.
"Units" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"U.S. GAAP" means United States generally accepted accounting principles approved or recommended by the Financial Accounting Standards Board or any successor thereof, as amended from time to time.
"Wells" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"WHI" means Williston Hunter, Inc., a corporation incorporated under the Laws of the State of Colorado, and prior to the completion of the Subsidiary Reorganization, a wholly-owned subsidiary of the Company.
"WHI Shares" means the shares of WHI held by the Company prior to the completion of the Subsidiary Reorganization.
"Withheld Amount" shall be as defined in Section 2.4(a).
"Working Capital" shall be as defined in Section 2.6(c).
"Working Capital Adjustment" shall be as defined in Section 2.6(a)(ii).

31145227.8